As filed with the Securities and Exchange Commission on April 12, 2004

Registration No. 333-113539

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SYNOVUS FINANCIAL CORP.
 (Exact name of Registrant as specified in its charter)

Georgia	6022	58-1134883
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 301, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901
(706) 649-4751
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kathleen Moates
Senior Vice President and Senior Deputy General Counsel
Suite 202, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901
(706) 649-4818
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

W. Thomas King, Esq. Smith, Gambrell & Russell, LLP Promenade II, Suite 3100, 1230 Peachtree Street, NE Atlanta, Georgia 30309 Telephone: 404-815-3500 Facsimile: 404-685-6978	Walter G. Moeling, IV, Esq. Powell, Goldstein, Frazer & Murphy, LLP 191 Peachtree Street, N.E., Sixteenth Floor Atlanta, Georgia 30303 Telephone: 404-572-6600 Facsimile: 404-572-6999

      Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      The Registrant hereby amends this Registration Statement on each such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

TRUST ONE BANK

1715 Aaron Brenner Drive
Memphis, Tennessee 38120

SPECIAL MEETING OF SHAREHOLDERS

To be held on May 18, 2004

Dear Shareholder:

      You are cordially invited to attend a special meeting of shareholders of Trust One Bank to be held at the main office of Trust One Bank, 1715 Aaron Brenner Drive, Suite 120, Memphis, Tennessee 38120, on Tuesday, May 18, 2004, at 5:30 p.m. local time.

      At the special meeting you will be asked to vote upon a proposal to approve the acquisition of Trust One by Synovus Financial Corp., by means of the exchange of shares of Trust One common stock for shares of Synovus common stock.

      In the transaction, each share of Trust One common stock, excluding those shares of Trust One common stock as to which dissenters’ rights have been duly and validly exercised in accordance with Tennessee law, will be converted into and exchangeable for the right to receive 1.5332 shares of Synovus common stock. Because the price of Synovus common stock fluctuates, the value of the securities you will receive will fluctuate on a day-to-day basis. Assuming the transaction had been completed on April 8, 2004, you would be entitled to receive Synovus common shares with a market value of approximately $37.43, for each share of Trust One common stock that you own.

      Synovus common stock is traded on the New York Stock Exchange, and Synovus has registered 4,015,517 shares of its common stock for issuance in connection with the transaction.

      Trust One has received from its financial advisor, SunTrust Robinson Humphrey, an opinion that the terms of the transaction are fair from a financial point of view to the shareholders of Trust One.

      The transaction cannot be completed unless holders of a majority of the outstanding shares of Trust One common stock approve it. The board of directors urges you to consider the enclosed material carefully and recommends that you vote “FOR” approval of the transaction.

      Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against the transaction.

      On behalf of the Board of Directors of Trust One, we urge you to vote “FOR” the transaction.

/s/ James P. Farrell
James P. Farrell
Chairman, President and Chief Executive Officer
Trust One Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued in the transaction or determined if this document is accurate or adequate. It is illegal to tell you otherwise. The securities to be issued in the transaction are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

      Please see “Risk Factors,” beginning on page 10, for a description of the factors that may affect the value of Synovus common stock to be issued in the transaction and that should be considered by Trust One shareholders with respect to the acquisition of Trust One by Synovus.

      The date of this document is April 12, 2004, and it is first being mailed to the shareholders of Trust One on or about April 15, 2004.

TRUST ONE BANK

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on Tuesday, May 18, 2004

To Our Shareholders:

      Notice is hereby given that a special meeting of the shareholders of Trust One Bank will be held at the main office of Trust One Bank, 1715 Aaron Brenner Drive, Suite 120, Memphis, Tennessee 38120, on Tuesday, May 18, 2004, at 5:30 p.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the share exchange agreement, dated as of December 17, 2003, between Synovus Financial Corp. and Trust One Bank. Under the terms of the share exchange agreement, Trust One will be acquired by Synovus, and Trust One shareholders will receive shares of Synovus common stock as more fully described in the accompanying document dated April 12, 2004.

2. To consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

      Only shareholders of record on April 1, 2004, are entitled to receive notice of the special meeting and to vote at the special meeting.

The transaction is described in the accompanying document, which you are urged to read carefully. A copy of the share exchange agreement is attached as Appendix “A” to the accompanying document.

      EACH SHAREHOLDER OF TRUST ONE HAS THE RIGHT TO DISSENT FROM THE TRANSACTION AND TO OBTAIN THE “FAIR VALUE” OF SUCH SHAREHOLDER’S SHARES, PROVIDED THAT SUCH SHAREHOLDER PERFECTS HIS, HER OR ITS DISSENTERS’ RIGHTS IN ACCORDANCE WITH THE PROVISIONS OF CHAPTER 23 OF TITLE 48 OF THE TENNESSEE BUSINESS CORPORATION ACT. PLEASE SEE THE DISCUSSION OF DISSENTERS’ RIGHTS IN THE ACCOMPANYING DOCUMENT AND CHAPTER 23 OF TITLE 48 OF THE TENNESSEE BUSINESS CORPORATION ACT, A COPY OF WHICH IS ATTACHED AS APPENDIX “B” TO THE ACCOMPANYING DOCUMENT.

By Order of the Board of Directors

/s/ James P. Farrell
James P. Farrell
Chairman, President and Chief Executive Officer
Memphis, Tennessee April 12, 2004

      Please mark, date, sign and promptly return the enclosed proxy card so that your shares may be voted in accordance with your wishes and so that a quorum may be assured. The giving of a proxy does not affect your right to vote in person if you attend the special meeting.

      The Board of Directors of Trust One unanimously recommends that you vote in favor of the transaction.

Do Not Send Stock Certificates With Your Proxy Card.

REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about Synovus from documents that are not included in or delivered with this document. The information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from Synovus at the following address:

Synovus Financial Corp.
901 Front Avenue, Suite 301
Columbus, Georgia 31901
Attn: G. Sanders Griffith, III
Senior Executive Vice President,
General Counsel & Secretary
Telephone: (706) 649-2267

      If you would like to request documents, please do so by Tuesday, May 11, 2004 in order to receive them before the special meeting.

      Please see “Where You Can Find More Information” on page 40 for further information.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
SUMMARY
The Companies (page 33)
The Transaction (page 13)
Trust One’s Reasons for the Transaction (page 15)
Opinion of Financial Advisor (page 16)
Trust One Special Shareholders’ Meeting (page 10)
Conditions to the Transaction (page 20)
Accounting Treatment (page 25)
Material United States Federal Income Tax Consequences of the Transaction (page 24)
Effective Date of Transaction (page 13)
Dissenters’ Rights (page 31)
Risk Factors (page 10)
Interests of Trust One’s Directors and Executive Officers in the Transaction (page 23)
Termination of the Share Exchange Agreement (page 23)
No Solicitation (page 22)
Effect of Transaction on Rights of Trust One Shareholders (page 25)
Comparative Market Price Information and Dividends
SELECTED FINANCIAL DATA
RISK FACTORS
THE SPECIAL MEETING
Date, Time and Place
Matters to Be Considered at the Special Meeting
Record Date; Stock Entitled to Vote; Quorum
Vote Required
Stock Ownership of Trust One Directors and Executive Officers
Voting of Proxies
Revoking Proxies
Proxy Solicitation
Recommendation of the Trust One Board
THE TRANSACTION
Structure of the Transaction
Terms of the Transaction and Effective Date
Background of the Transaction
Recommendation of the Trust One Board and Reasons for the Transaction
Opinion of Trust One’s Financial Advisor
Material and Information Considered with Respect to the Proposed Transaction
Analysis of Selected Publicly-Traded Reference Companies
Analysis of Selected Merger and Acquisition Transactions
Dividend Discount Analysis
Information Concerning Trust One’s Financial Advisor
Conditions to the Transaction
No Solicitation
Conduct of Business of Trust One Pending the Transaction
Regulatory Approvals
Waiver and Amendment
Termination and Termination Fee
Interests of Trust One’s Directors and Executive Officers in the Transaction
Employee Benefits
Material United States Federal Income Tax Consequences of the Transaction
Accounting Treatment
Expenses
New York Stock Exchange Listing
Resales of Synovus Common Stock
DESCRIPTION OF STOCK AND EFFECT OF TRANSACTION ON RIGHTS OF TRUST ONE SHAREHOLDERS
Synovus Common Stock
Trust One Common Stock
DISSENTERS’ RIGHTS
DESCRIPTION OF SYNOVUS
Business
Management and Additional Information
DESCRIPTION OF TRUST ONE
Market Area
Lending Activities
Competition
Employees
Description of Property
Legal Proceedings
Related Party Transactions
Principal Shareholders
REGULATORY MATTERS
General
Dividends
Capital Requirements
Commitments to Subsidiary Banks
Prompt Corrective Action
Safety and Soundness Standards
Depositor Preference Statute
Gramm-Leach-Bliley Act
LEGAL MATTERS
EXPERTS
OTHER MATTERS
SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
PRO FORMA FINANCIAL INFORMATION
AGREEMENT AND PLAN OF SHARE EXCHANGE
EX-23.1 CONSENT OF KPMG LLP
EX-99.1 FORM OF PROXY

i

DESCRIPTION OF STOCK AND EFFECT OF TRANSACTION ON RIGHTS OF TRUST ONE SHAREHOLDERS	25
Synovus Common Stock	26
Trust One Common Stock	30
DISSENTERS’ RIGHTS	31
DESCRIPTION OF SYNOVUS	33
Business	33
Management and Additional Information	33
DESCRIPTION OF TRUST ONE	33
Market Area	33
Lending Activities	33
Competition	33
Employees	34
Description of Property	34
Legal Proceedings	34
Related Party Transactions	34
Principal Shareholders	35
REGULATORY MATTERS	36
General	36
Dividends	36
Capital Requirements	37
Commitments to Subsidiary Banks	38
Prompt Corrective Action	38
Safety and Soundness Standards	39
Depositor Preference Statute	39
Gramm-Leach-Bliley Act	39
LEGAL MATTERS	40
EXPERTS	40
OTHER MATTERS	40
SHAREHOLDER PROPOSALS	40
WHERE YOU CAN FIND MORE INFORMATION	40
FORWARD-LOOKING STATEMENTS	41
PRO FORMA FINANCIAL INFORMATION	42
APPENDIX A Agreement and Plan of Share Exchange	A-1
APPENDIX B Tennessee Dissenters’ Rights Statute	B-1
APPENDIX C Fairness Opinion of SunTrust Robinson Humphrey	C-1
APPENDIX D Tax Opinion of Smith, Gambrell & Russell, LLP	D-1

ii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:	Why is the transaction being proposed?

A:	Trust One’s board of directors believes the transaction is in the best interests of Trust One and will provide significant benefits to its shareholders. Synovus’ board of directors believes that the acquisition of Trust One will offer Synovus the opportunity to expand its banking operations in an attractive banking market, the greater Memphis metropolitan area. To review the background and reasons for the transaction in greater detail, see pages 14 through 15.

Q:	What will I receive in the transaction?

A:	Trust One shareholders will receive 1.5332 shares of Synovus common stock for each share of Trust One common stock they hold. Because the market price of Synovus common stock fluctuates, however, the value of securities you will receive will fluctuate on a day-to-day basis.

Synovus will not issue fractional shares in the transaction. Instead, Trust One shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Synovus common stock that they would otherwise be entitled to receive, based upon the closing price of Synovus common stock on the last business day immediately prior to the effective date of the transaction.

Q:	What happens as the market price of Synovus common stock fluctuates?

A:	Since the market price of Synovus common stock fluctuates, at the time you vote you will not know what the shares will be worth when issued in the transaction.

Q:	What is the total transaction value?

A:	The transaction value per share will equal the product of the 1.5332 exchange ratio and the closing price of the Synovus common stock on the closing date of the transaction. As of December 15, 2003, the last trading day prior to board approval of the transaction, the implied transaction value was $42.86 per share. The aggregate transaction value will reflect the payment of:
(i) the transaction value per share for each share of Trust One common stock outstanding at closing and (ii) the “spread,” or difference between the transaction value per share and the weighted average exercise price per share for each of the then outstanding options to purchase Trust One common stock. As of December 15, 2003, the aggregate transaction value was approximately $109.8 million. Because options may be exercised and the price of the Synovus common stock will fluctuate prior to closing, however, the aggregate transaction value will fluctuate as well.

Q:	When is the transaction expected to be completed?

A:	We expect to complete the transaction in the second quarter of 2004.

Q:	What are the income tax consequences of the transaction to me?

A:	Smith, Gambrell & Russell, LLP has issued an opinion, which it will confirm as of the effective date of the transaction, that the transaction will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Trust One shareholders generally will not recognize gain for federal income tax purposes as a result of the surrender of Trust One common stock in exchange for the receipt of shares of Synovus stock (except to the extent of cash received in lieu of fractional shares or as a result of the exercise of dissenters’ rights). Your tax treatment may depend on your specific situation, and you should consult your own tax advisor for a full understanding of the federal, state, local or foreign tax consequences to you of the transaction.

Q:	What am I being asked to vote upon and what is the required shareholder vote?

A:	You are being asked to approve the acquisition of Trust One by Synovus, which will be accomplished through a statutory share exchange. Approval of the proposal requires the affirmative vote of holders of a majority of the shares of outstanding common stock of Trust One that are entitled to vote on the proposal. Trust One’s board of directors encourages you to vote at the special meeting. The Trust One board of directors has unanimously approved and adopted the share exchange agreement and recommends that Trust One shareholders vote FOR the approval of the transaction.

Q:	What should I do now?

A:	You should read this document carefully and determine whether you desire to vote for approval of the transaction.

Q:	Should I send in my stock certificates now?

A:	No. If the transaction is completed, we will send you written instructions for exchanging your Trust One common stock certificates for Synovus common stock certificates.

WHO CAN HELP ANSWER YOUR QUESTIONS

      If you want additional copies of this document, or if you want to ask any questions about the transaction, you should contact:

Trust One Bank
1715 Aaron Brenner Drive
Memphis, Tennessee 38120
Attn: Charles E. Dickey, Jr.
Executive Vice President and Chief Financial Officer
Telephone: (901) 759-3553

SUMMARY

      This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the transaction and for a more complete description of the legal terms of the transaction, you should read this entire document carefully, as well as the additional documents to which we refer you, including the share exchange agreement.

The Companies (page 33)

Synovus Financial Corp.
Suite 301, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901
Telephone: (706) 649-4751

      Synovus Financial Corp., a Georgia corporation, is a financial services company whose stock is traded on the New York Stock Exchange under the symbol “SNV.” Synovus is registered as a bank holding company under the Bank Holding Company Act of 1956 and became a financial holding company in April 2000. As of December 31, 2003, Synovus had total assets of approximately $21.6 billion, total deposits of $15.9 billion, shareholders’ equity of $2.2 billion and net loans of $16.2 billion. Net income for 2003 was $389  million, or $1.28 per share, an increase of 6.5% from approximately $365 million, or $1.21 per share, for 2002. Return on assets was 1.91% and return on equity was 17.95% for 2003 as compared to 2.10% and 19.69%, respectively, for 2002. Net interest income for 2003 was $763 million, or increase of 6.3% from $718 million for 2002. Synovus and its 41 commercial banking affiliates presently provide banking services at approximately 260 offices located in Georgia, Alabama, Florida, South Carolina and Tennessee. Synovus also provides a variety of other financial services including mortgage banking, securities brokerage, insurance agency, equipment leasing and trust services. In addition, Synovus holds an 81% interest in Total System Services, Inc. Total System Services, Inc. is an information technology processor of credit, debit, stored value, commercial and retail cards whose stock is traded on the New York Stock Exchange under the symbol “TSS.”

Trust One Bank
1715 Aaron Brenner Drive
Memphis, Tennessee 38120
Telephone: (901) 759-3500

      Trust One Bank is a Tennessee state-chartered bank with six locations in Memphis, Germantown and Cordova, Tennessee in east Shelby County. A seventh location is scheduled to open in Collierville, Tennessee during 2004. As of December 31, 2003, Trust One had total assets of approximately $432.4 million, total deposits of $354.8 million, shareholders’ equity of $52.7 million, and net loans of $311.3 million.

The Transaction (page 13)

      If the shareholders of Trust One approve the transaction, all of the outstanding shares of the common stock of Trust One will be exchanged for shares of common stock of Synovus, and Trust One will become a wholly owned subsidiary of Synovus. The transaction requires the approval of the holders of a majority of the common stock of Trust One outstanding on the record date. The directors and executive officers of Trust One together own approximately 24% of the shares entitled to vote at the meeting, and we expect them to vote their shares in favor of the merger.

      We have attached the share exchange agreement as Appendix “A” to this document. We encourage you to read the share exchange agreement, as it is the legal document that governs the transaction.

Trust One’s Reasons for the Transaction (page 15)

      In reaching its decision to approve and recommend approval of the share exchange agreement, the Trust One board of directors considered a number of factors, including the following:

•	the value of the consideration to be received by Trust One shareholders relative to the book value and earnings per share of Trust One common stock;

•	certain information concerning the financial condition, results of operations and business prospects of Synovus;

•	the fact that, immediately following the transaction, Trust One would continue to operate under its existing name and management team;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;

•	the average daily trading volume of shares of Synovus common stock;

•	the alternatives to the transaction, including remaining an independent institution;

•	the competitive and regulatory environment for financial institutions generally;

•	the expanded range of banking services that the transaction will allow Trust One to provide its customers;

•	the enhanced career opportunities and benefits afforded Trust One employees as a result of the transaction;

•	the expected new dividend yield for Trust One shareholders from owning Synovus common stock;

•	the fact that the transaction will enable Trust One shareholders to exchange their shares of Trust One common stock for shares of common stock of a regional bank, the stock of which is widely held and actively traded, and that such consideration will be received tax-free; and

•	the opinion of SunTrust Robinson Humphrey that the consideration to be received by Trust One shareholders as a result of the transaction is fair from a financial point of view.

Opinion of Financial Advisor (page 16)

      Trust One asked its financial advisor, SunTrust Robinson Humphrey, for advice on the fairness, from a financial point of view, of the transaction consideration to Trust One’s shareholders. SunTrust Robinson Humphrey has delivered its written opinion to the Trust One board that as of December 17, 2003, the date the Trust One board approved the share exchange agreement, the transaction consideration was fair, from a financial point of view, to the shareholders of Trust One. The opinion is attached as Appendix “C” to this document. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by SunTrust Robinson Humphrey. SunTrust Robinson Humphrey’s opinion is addressed to the Trust One board and does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the proposed transaction. You should also be aware that the opinion of SunTrust Robinson Humphrey does not address the fairness of the transaction consideration at the time the transaction is completed or at any time other than December 17, 2003.

Trust One Special Shareholders’ Meeting (page 10)

      The special meeting will be held at the main office of Trust One, 1715 Aaron Brenner Drive, Suite 120, Memphis, Tennessee 38120 on Tuesday, May 18, 2004, at 5:30 p.m. local time.

Conditions to the Transaction (page 20)

      Consummation of the transaction is subject to various conditions, including:

•	receipt of Trust One shareholder approval;

•	receipt of an opinion from Smith, Gambrell & Russell, LLP regarding tax aspects of the transaction; and

•	satisfaction of other customary closing conditions.

Accounting Treatment (page 25)

      The transaction will be accounted for as a purchase for financial reporting purposes.

Material United States Federal Income Tax Consequences of the Transaction (page 24)

      Smith, Gambrell & Russell, LLP has issued an opinion, which it will confirm as of the effective date of the transaction, that the transaction will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. A copy of this opinion is attached to this document as Appendix “D.” Trust One shareholders generally will not recognize gain as a result of the surrender of Trust One common stock in exchange for the receipt of shares of Synovus common stock. This tax treatment will not apply to any Trust One shareholder that exercises dissenters’ rights or receives cash in lieu of fractional shares. Your tax treatment may depend on your specific situation, and you should consult your own tax advisor for a full understanding of the federal, state, local or foreign tax consequences to you of the transaction.

Effective Date of Transaction (page 13)

      The transaction will become effective when all of the conditions to the transaction have been satisfied and the Articles of Share Exchange are filed with the Georgia Secretary of State and the Tennessee Secretary of State. Subject to the conditions specified in the share exchange agreement, the parties anticipate that the transaction will become effective in the second quarter of 2004. There can be no assurances, however, as to whether or when the transaction will occur.

Dissenters’ Rights (page 31)

      Holders of Trust One common stock are entitled to dissent from the transaction under Tennessee law and, if the transaction is consummated, to receive payment in cash for the fair value of their shares, upon compliance with the dissenters’ rights provisions of the Tennessee Business Corporation Act. To preserve these rights, a shareholder must not vote in favor of the transaction and must deliver to Trust One a written notice of intent to demand payment for such shareholder’s shares before the vote on the transaction at the special meeting of Trust One shareholders. The delivery of a proxy or vote against the transaction is not considered such a notice. Failure to follow required procedures may result in the loss of statutory dissenters’ rights. Dissenters’ rights are addressed in more detail beginning on page 31.

Risk Factors (page 10)

      In addition to the other information included in this document, including the matters addressed in “Forward-Looking Statements” on page 41, you should carefully consider the material risk factors to the transaction, beginning on page 10, in determining whether to vote in favor of the transaction.

Interests of Trust One’s Directors and Executive Officers in the Transaction (page 23)

      Certain executive officers of Trust One have interests in the transaction that are different from your interests. For example, James P. Farrell, Chairman, President and Chief Executive Officer of Trust One, has entered into an employment agreement with Synovus, effective on the date the transaction is completed, providing for his continued employment as the President of Trust One for a period of three years following the transaction. Mr. Farrell’s employment agreement also provides that Synovus will cause Mr. Farrell to be elected as a member of the board of directors of Trust One following the transaction. In addition, Mr. Farrell and each of the directors and executive officers of Trust One hold options that will become exercisable immediately prior to the transaction as a result of the transaction.

Termination of the Share Exchange Agreement (page 23)

      Either Trust One or Synovus may terminate the share exchange agreement under the following circumstances, among others:

•	the mutual consent of Synovus and Trust One, if the board of directors of each so determines by vote of a majority of the members of its entire Board;

•	the transaction is not completed before June 30, 2004, unless the failure to consummate by this time is due to a breach of the share exchange agreement by the party seeking to terminate; or

•	failure of any of the conditions set forth in the share exchange agreement unless the failure is due to a breach of the share exchange agreement by the party seeking to terminate.

No Solicitation (page 22)

      Trust One has agreed that until the completion of the transaction, Trust One will not directly or indirectly take any specified actions with respect to any acquisition proposal. However, notwithstanding these restrictions, Trust One may, if necessary to comply with its fiduciary obligations and subject to other qualifications and conditions, furnish information and engage in discussions or negotiations in response to unsolicited acquisition proposals.

Effect of Transaction on Rights of Trust One Shareholders (page 25)

      Trust One is a Tennessee banking corporation and, therefore, the rights of shareholders of Trust One currently are determined by reference to the Tennessee Business Corporation Act and Trust One’s Articles of Incorporation and Bylaws. At the effective time of the transaction, shareholders of Trust One will become shareholders of Synovus, which is a Georgia corporation. As a result, your rights as shareholders of Synovus will then be determined by reference to the Georgia Business Corporation Code and Synovus’ Articles of Incorporation and bylaws. The laws of these jurisdictions vary. There are also various differences between Synovus’ Articles of Incorporation and bylaws and Trust One’s Articles of Incorporation and bylaws.

Comparative Market Price Information and Dividends

      Synovus common stock is listed on the NYSE under the symbol “SNV.” No established trading market for Trust One common stock exists. Transactions in Trust One common stock are infrequent and are negotiated privately between the persons involved in these transactions. These transactions are not reported on an exchange or other organized trading system. For these reasons, Trust One lacks reliable data regarding recent trading activity in Trust One common stock. To the knowledge of management of Trust One, the last transaction in Trust One common stock occurred on October 30, 2003 when 1,654 shares were sold at a price of $24.25 per share.

      The following table presents, for December 16, 2003 and April 8, 2004:

•	the last reported sale price of one share of Synovus common stock, as reported on the NYSE Composite Transaction Tape;

•	the most recent sales price of Trust One common stock to the knowledge of management of Trust One; and

•	the equivalent per share price of Trust One common stock, giving effect to the transaction.

      December 16, 2003 was the last full trading day before the public announcement of the proposed transaction, and April 8, 2004, was the last day for which such information could be calculated before the date of this document. The equivalent price per share data for Trust One common stock has been determined by multiplying the last reported sale price of one share of Synovus common stock on each of these dates by the per share exchange ratio.

			Equivalent Price Per
	Synovus	Trust One	Share of Trust One
Date	Common Stock	Common Stock(1)	Common Stock

December 16, 2003	$27.83	$24.25	$42.67

April 8, 2004	$24.41	$24.25	$37.43

(1)	Represents the most recent transaction in the common stock of Trust One, to the knowledge of Trust One, which occurred on October 30, 2003.

      Synovus common stock is listed on the NYSE under the symbol “SNV.” There is no trading market for Trust One common stock. Trust One has paid cash dividends of $.50 per share on March 30, 2003, $1.00 per share on September 30, 2003, and $.25 per share on March 1, 2004. The table below shows the high and low closing prices of Synovus common stock and cash dividends declared per share for Synovus for the last two fiscal years and the first quarter of 2004.

	Synovus

			Cash
	High	Low	Dividends

Quarter Ended
March 31, 2004	$28.82	$22.67	$0.1700
Quarter Ended
March 31, 2003	$20.88	$17.89	$0.1650
June 30, 2003	23.62	17.31	0.1650
September 30, 2003	26.69	21.35	0.1650
December 31, 2003	29.04	25.99	0.1650
Quarter Ended
March 31, 2002	$31.74	$24.75	$0.1475
June 30, 2002	30.39	24.31	0.1475
September 30, 2002	27.01	20.17	0.1475
December 31, 2002	21.90	16.81	0.1475

SELECTED FINANCIAL DATA

      The following tables show summary historical financial data for Synovus. The information in the following tables was derived from historical financial information contained in annual reports and other information Synovus has filed with the SEC. When you read the summary financial information provided in the following table, you should also read the historical financial information contained in annual and quarterly reports and other information Synovus has filed with the SEC. See “Where You Can Find More Information” on page 40.

SYNOVUS FINANCIAL CORP.
Selected Financial Data
(Dollars in thousands, except per share data)

	Years Ended December 31,

	2003	2002	2001	2000	1999

Income Statement Data:
Net interest income	$763,064	717,504	629,791	562,332	513,294
Provision for losses on loans	71,777	65,327	51,673	44,341	34,007
Non-interest income	1,369,329	1,234,822	1,164,217	1,065,415	944,935
Non-interest expense	1,422,143	1,299,470	1,232,483	1,155,176	1,061,719
Net income	388,925	365,347	311,616	262,557	225,307

Balance Sheet Data:
Investment securities	$2,529,257	2,237,725	2,088,287	2,077,928	1,993,957
Loans, net of unearned income	16,464,914	14,463,909	12,417,917	10,751,887	9,068,239
Total assets	21,632,629	19,036,246	16,654,891	14,908,092	12,547,001
Deposits	15,941,609	13,928,834	12,146,198	11,161,710	9,440,087
Long-term debt	1,575,777	1,336,200	1,052,943	840,859	318,620
Average total shareholders’ equity	2,166,777	1,855,492	1,548,030	1,303,634	1,165,426
Average total assets	20,412,853	17,414,654	15,375,004	13,466,385	11,438,696

Per Share Data:
Net income – basic	$1.29	1.23	1.07	0.93	0.80
Net income – diluted	1.28	1.21	1.05	0.92	0.80
Cash dividends declared	0.66	0.59	0.51	0.44	0.36
Book value	7.43	6.79	5.75	4.98	4.35

Ratios:
Return on assets	1.91%	2.10	2.03	1.95	1.97
Return on equity	17.95	19.69	20.13	20.14	19.33
Dividend payout ratio (1)	51.56	48.76	48.57	47.83	45.00
Average shareholders’ equity to average assets	10.61	10.65	10.07	9.68	10.19

(1)	Determined by dividing dividends declared per share (excluding pooled subsidiaries) by net income per diluted share.

RISK FACTORS

      In addition to the other information included in this document, Trust One shareholders should carefully consider the matter described below in voting on the issuance of shares of Synovus common stock in the transaction, as well as the risks described in the “Risk Factors” section contained in the most recent Synovus Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 9, 2004.

      You may receive shares of Synovus common stock with a market value lower than you expected.

      Synovus is offering to a pay a total consideration of 1.5332 shares of Synovus common stock for each share of Trust One common stock. This exchange ratio will not be adjusted for changes in the market price of Synovus common stock. Any change in the price of Synovus common stock prior to the transaction will affect the value that Trust One shareholders will receive in the transaction. If the market price of Synovus common stock declines, then the value of the total consideration you will receive will decline as well. Stock price variations may result from a variety of factors that are beyond our control, including changes in, or market perceptions of changes in, the business operations or prospects of Synovus, market assessments of the likelihood the transaction will be consummated, regulatory considerations, general market and economic conditions and other factors.

      The price of Synovus common stock at the effective date of the transaction may vary from its prices on (a) December 17, 2003, the date the share exchange agreement was executed and the fairness opinion was rendered, (b) the date of this document and (c) the date of Trust One’s special meeting of shareholders. Because the effective date of the transaction will follow the date of Trust One’s special meeting of shareholders, at the time of the special meeting you will not know the market value of the Synovus common stock that you may receive upon completion of the transaction.

THE SPECIAL MEETING

      We are furnishing this document to shareholders of Trust One in connection with the solicitation of proxies by the board of directors of Trust One for use at the special meeting of its shareholders.

Date, Time and Place

      The special meeting will be held at the main office of Trust One, 1715 Aaron Brenner Drive, Suite 120, Memphis, Tennessee 38120 on Tuesday, May 18, 2004, at 5:30 p.m. local time.

Matters to Be Considered at the Special Meeting

      At the special meeting, the shareholders of Trust One will be asked to consider and vote upon the approval of the transaction and such other matters as may properly be brought before the special meeting.

      The Trust One board has unanimously approved the share exchange agreement and the transactions contemplated by the share exchange agreement and recommends that you vote “FOR” approval of the transaction.

Record Date; Stock Entitled to Vote; Quorum

      Only holders of record of Trust One common stock at the close of business on April 1, 2004, the record date for the Trust One special meeting, are entitled to receive notice of the special meeting and to vote at the special meeting. Holders of record of shares of Trust One common stock on the record date are each entitled to one vote per share on each matter to be considered at the special meeting.

      On the record date, April 1, 2004, 2,490,383 shares of Trust One common stock were issued and outstanding and were held by 297 holders of record.

      A majority of all the issued and outstanding shares of Trust One common stock, present in person or by proxy, will constitute a quorum for the special meeting.

Vote Required

      The approval of the transaction requires the affirmative vote of the holders of a majority of the outstanding shares of Trust One common stock.

      The transaction does not require the approval of Synovus’ shareholders. Synovus’ board of directors approved the transaction on December 17, 2003.

Stock Ownership of Trust One Directors and Executive Officers

      At the close of business on the record date, the directors and executive officers of Trust One owned and were entitled to vote approximately 598,260 shares of Trust One common stock. This ownership represents approximately 24% of the shares of Trust One common stock outstanding on that date.

Voting of Proxies

      Shares represented by all properly executed proxies received in time for the special meeting will be voted at the special meeting according to the voting instructions of the shareholder who executed the proxy. Properly executed proxies which do not contain voting instructions will be voted in favor of the transaction.

      Trust One intends to count shares of Trust One common stock present in person at the special meeting but not voting, and shares of Trust One common stock for which proxies are received but with respect to which holders of shares have abstained from voting on or voted against any matter, as present at the special meeting for purposes of determining the presence or absence of a quorum for the special meeting.

      For voting purposes at the special meeting, only shares voted in favor of approval of the transaction will be counted as favorable votes for such approval and adoption. A shareholder’s failure to submit a proxy, failure to vote in person, or abstention from voting with respect to the approval of the transaction will have the same effect as if the shareholder voted against approval of the transaction.

      Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to the transaction (“broker non-votes”) will not be counted as votes cast on the transaction. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the transaction. Shares with respect to which proxies have been marked as abstentions and broker non-votes will, however, be treated as shares present for purposes of determining whether a quorum is present.

      The proposal to adopt the share exchange agreement is a non-discretionary item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the transaction must be approved by the holders of a majority of the outstanding shares of Trust One common stock, abstentions and broker non-votes will have the same effect as a vote against the transaction at the meeting. Accordingly, the Trust One board urges Trust One shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

      We do not expect that any matters other than the proposal to approve the transaction will be brought before the special meeting. However, if other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

      The persons named as proxies by a Trust One shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the transaction. However, the persons named as proxies will not vote any shares which are voted against the approval of the transaction in favor of such an adjournment.

Revoking Proxies

      Trust One shareholders of record may revoke their proxies at any time before the time their proxies are voted at the special meeting. A shareholder may revoke a proxy by taking any of the following actions:

•	sending a written notice indicating his or her intention to revoke the proxy, including by telegram or facsimile, to the Corporate Secretary of Trust One;

•	submitting a later-dated signed proxy; or

•	attending the special meeting and voting or abstaining from voting in person.

      Attendance at the special meeting alone without voting or abstaining from the vote on the transaction will not revoke a proxy. Any written notice of a revocation of a proxy must be sent so that it will be delivered to the Corporate Secretary of Trust One, at Trust One’s principal executive offices, before the voting begins at the special meeting.

Proxy Solicitation

      Trust One will pay the costs of printing this document and all other costs of soliciting proxies. In addition to solicitation by mail, the directors, officers and employees of Trust One may solicit proxies from shareholders of Trust One by telephone or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Trust One will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Trust One will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the Trust One Board

      The Trust One board has unanimously adopted the share exchange agreement and believes that the proposed transaction is fair to and in the best interests of Trust One and its shareholders. The Trust One board unanimously recommends that Trust One shareholders vote “FOR” approval of the transaction.

THE TRANSACTION

      The following is a description of the material information pertaining to the transaction. This description is qualified in its entirety by reference to the full text of the share exchange agreement, a copy of which is attached as Appendix “A” to this document and is incorporated by reference. All shareholders are urged to read carefully the share exchange agreement, as well as the other appendices, in their entirety.

      The boards of directors of Synovus and Trust One have approved, and the proper officers of Synovus and Trust One have executed and delivered, the share exchange agreement.

Structure of the Transaction

      On the effective date of the transaction, Trust One will be acquired by, and become a wholly owned subsidiary of, Synovus. The Articles of Incorporation and bylaws of Trust One will remain the Articles of Incorporation and bylaws of Trust One in effect immediately prior to the Effective Date, and the articles of incorporation and bylaws of Synovus will remain the articles of incorporation and bylaws of Synovus in effect immediately prior to the effective date.

Terms of the Transaction and Effective Date

      On the effective date of the transaction, which will be specified in the Articles of Share Exchange to be filed with the Georgia Secretary of State and the Tennessee Secretary of State, each issued and outstanding share of Trust One common stock as to which dissenters’ rights have not been exercised will be converted into the right to receive 1.5332 shares of Synovus common stock.

      You should obtain current stock price quotations for Synovus common stock. The market price of Synovus common stock will fluctuate before and after completion of the transaction. You will not know when you vote on the transaction precisely what the shares of Synovus common stock will be worth when issued in the transaction.

      The aggregate transaction value will fluctuate as well. The transaction value per share will equal the product of the 1.5332 exchange ratio and the closing price of the Synovus common stock on the closing date of the transaction. As of December 16, 2003, the last trading day prior to board approval of the transaction, the implied transaction value was $42.86 per share. The aggregate transaction value will reflect the payment of: (i) the transaction value per share for each share of Trust One common stock outstanding at closing and (ii) the “spread,” or difference between the transaction value per share and the weighted average exercise price per share for each of the then outstanding options to purchase Trust One common stock. As of December 15, 2003, the aggregate transaction value was approximately $109.8 million. Because options may be exercised and the price of the Synovus common stock will fluctuate prior to closing, however, the aggregate transaction value will fluctuate as well.

      After the effective date of the transaction, outstanding certificates representing shares of Trust One common stock will represent shares of Synovus common stock. Certificates representing shares of Trust One common stock may be surrendered to Synovus by the Trust One shareholders on or after the effective date of the transaction for new certificates representing shares of Synovus common stock. Until so surrendered to Synovus, the certificates which previously represented shares of Trust One common stock will be deemed for all corporate purposes to evidence the ownership of the respective number of shares of Synovus common stock which the holders are entitled to receive upon their surrender to Synovus except for the payment of dividends, which is subject to the exchange of stock certificates.

      Until the stock certificates nominally representing shares of Trust One common stock are surrendered to Synovus in exchange for certificates representing shares of Synovus common stock, no dividends payable as of any date after the effective date of the transaction on the shares of Synovus common stock represented by the Trust One common stock certificates will be paid. However, Forms 1099 reporting the payment of such dividends will be filed with the Internal Revenue Service and mailed to each shareholder. Upon the surrender to Synovus of the Trust One common stock certificates, Synovus will pay to the record holders the amount of dividends which previously had become payable, without interest, upon the shares of Synovus common stock represented by the outstanding Trust One common stock certificates. Beginning sixty days after the effective date of the transaction, former shareholders of Trust One will not be entitled to vote at a Synovus shareholders’ meeting unless they have exchanged their Trust One certificates for Synovus stock certificates.

      Synovus will not issue fractional shares of Synovus common stock in the transaction. Instead, Synovus will pay cash, without interest, in lieu of fractional shares, in an amount equal to such fractional part of a share of Synovus common stock multiplied by the closing price per share of Synovus common stock on the last business day immediately prior to the effective date of the transaction.

      The delivery of Synovus stock certificates and other amounts may be subject to forfeiture under applicable escheat laws if Trust One stock certificates are not surrendered for exchange within the legally specified periods of time, which vary with the state of residence of the certificate holder. Therefore, we urge all Trust One shareholders to surrender their Trust One stock certificates at the earliest possible date after consummation of the transaction in accordance with instructions provided to you by Synovus in the letter of transmittal described in the following paragraph.

      As soon as practicable following consummation of the transaction, Synovus will send each shareholder of Trust One common stock a letter of transmittal explaining the procedure to be followed in exchanging certificates representing shares of Trust One common stock for certificates representing shares of Synovus common stock. Until the letter of transmittal is received, shareholders of Trust One should continue to hold their certificates representing shares of Trust One common stock. Do not send any Trust One stock certificates with your proxy card.

      After the effective date of the transaction, each outstanding Trust One stock option will be converted into an option to acquire shares of Synovus common stock. The exercise price of the converted options shall be equal to the exercise price per share of the Trust One common stock under the original option divided by 1.5332 and rounded up to the nearest cent. The number of shares subject to the converted options shall be equal to the product of the number of shares of Trust One common stock subject to the original option multiplied by 1.5332, rounded to the nearest whole share.

Background of the Transaction

      The board of directors of Trust One has, over time, considered the possibility of strategic combinations with a number of other financial institutions in assessing the means by which to maximize the value of Trust One common stock, provide liquidity for the shareholders of Trust One, ensure the continuity of management oversight, and diversify the Trust One shareholders’ exposure to a single market concentration. The factors which the board of directors of Trust One has taken into account in evaluating potential combinations have included, but were not limited to, financial terms of the proposed mergers, trading volume of shares of potential acquirers, employee and credit cultures, and the preservation of the business operating culture and customer relationships of Trust One. In exercising their fiduciary responsibility to shareholders, Trust One’s management and board of directors regularly assess the financial services industry as a whole, including the regulatory and competitive environment for banking services. In context with this assessment, management has, from time to time, met with representatives from other financial institutions and received unsolicited indications of interest for a potential merger. In addition, management has met with representatives of several financial advisors to explore its strategic options.

      On July 1, 2003, the board of directors of Trust One engaged SunTrust Robinson Humphrey to research and review potential merger partners. Also the board of directors engaged Powell, Goldstein, Frazer & Murphy, LLP of Atlanta, Georgia, to provide legal advice to Trust One and its board of directors throughout this review period. Pursuant to this engagement, in August 2003, SunTrust contacted a number of financial institutions, including Synovus, regarding their interest in Trust One and the Shelby County, Tennessee banking market. Indications of interest were received from several financial institutions and were analyzed and considered by management and the board of directors of Trust One with the assistance of its financial and legal advisors.

      On September 9, 2003, the board of directors of Trust One held a special meeting to consider the initial bids submitted by potential acquirers. After reviewing the bids, the management of Trust One and its board of directors concluded that only four of the offers, which included the Synovus offer, warranted further consideration and only the Synovus offer satisfied all of the factors identified by the board of directors as a prerequisite for entering into a strategic alliance.

      During the last two weeks of October and the first two weeks of November, Synovus conducted due diligence of Trust One, concluding with an on-site review of the credit portfolio that was completed on Tuesday, November 11, 2003. During the following weeks, management of the two companies and their respective legal and financial advisors negotiated the terms of the proposed share exchange agreement under which Trust One would be acquired by Synovus. It was also during this same time period that Trust One conducted due diligence with respect to Synovus.

      On December 17, 2003, management and the board of directors of Trust One held a special meeting to analyze and consider the proposed transaction with Synovus. Powell, Goldstein, Frazer & Murphy, LLP reviewed the fiduciary obligations of the Trust One board of directors with respect to the consideration of a possible share exchange and reviewed the terms of the transaction and the definitive agreement from a legal point of view. SunTrust Robinson Humphrey summarized certain financial information with respect to Synovus and the proposed transaction for the Trust One board and rendered an opinion that, as of December 17, 2003, the terms of the transaction as set forth in the proposed share exchange agreement were fair to the shareholders of Trust One Bank from a financial point of view. After a general question and discussion period among the members of the board, management, and their financial and legal advisers, the Trust One board of directors voted unanimously to approve the share exchange agreement and the transactions contemplated thereby and to recommend the approval of the share exchange agreement and the transactions contemplated by the share exchange agreement to the shareholders of Trust One. Subsequent to the meeting, Synovus and Trust One executed and delivered the share exchange agreement.

Recommendation of the Trust One Board and Reasons for the Transaction

      On December 17, 2003, the board of directors of Trust One voted unanimously to approve and adopt the share exchange agreement. The board of directors of Trust One believes that the transaction and the terms and provisions of the share exchange agreement are fair to and in the best interest of all shareholders of Trust One. The Trust One board of directors unanimously recommends that each shareholder vote to approve the proposed transaction with Synovus.

      In reaching its decision to adopt and recommend the approval of the share exchange agreement, the Trust One board considered a number of factors, including, but not limited to, the following:

•	the value of the consideration to be received by Trust One shareholders relative to the book value and earnings per share of Trust One common stock;

•	certain information concerning the financial condition, results of operations, and business prospects of Synovus;

•	the fact that, immediately following the transaction, Trust One would continue to operate under its existing name and management team;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;

•	the average daily trading volume of shares of Synovus common stock;

•	the alternatives to the transaction, including remaining an independent institution;

•	the competitive and regulatory environment for financial institutions generally;

•	the expanded range of banking services that the transaction will allow Trust One to provide its customers;

•	the enhanced career opportunities and benefits afforded Trust One employees as a result of the transaction;

•	the expected new dividend yield for Trust One shareholders from owning Synovus common stock;

•	the fact that the transaction will enable Trust One shareholders to exchange their shares of Trust One common stock for shares of common stock of a regional bank, the stock of which is widely held and actively traded, and that such consideration will be received tax-free; and

•	the opinion of SunTrust Robinson Humphrey that the consideration to be received by Trust One shareholders as a result of the transaction is fair from a financial point of view.

      The foregoing discussion of the information and factors considered by the board of Trust One is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction and the offering price, the board of directors of Trust One did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weights to different factors.

      Each member of the board of directors of Trust One has indicated that he or she intends to vote his or her shares of Trust One common stock in favor of the transaction.

      THE BOARD OF DIRECTORS OF TRUST ONE UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF TRUST ONE VOTE FOR THE PROPOSAL TO APPROVE THE SHARE EXCHANGE AGREEMENT.

Opinion of Trust One’s Financial Advisor

      Trust One asked its financial adviser, SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., for advice on the fairness, from a financial point of view, of the share exchange consideration to the shareholders of Trust One. At the December 17, 2003 meeting of the Trust One board of directors, SunTrust Robinson Humphrey reviewed with the Board its financial analysis of the proposed transaction and delivered its written opinion to the effect that, as of that date and based upon and subject to the matters described in the opinion, the consideration to be offered in the proposed transaction was fair, from a financial point of view, to the shareholders of Trust One. No limitations were imposed by the Trust One board upon SunTrust Robinson Humphrey with respect to the investigation made or the procedures followed by SunTrust Robinson Humphrey in rendering its opinion.

      The full text of SunTrust Robinson Humphrey’s written opinion dated December 17, 2003, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Appendix “C” and is incorporated herein by reference. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by SunTrust Robinson Humphrey.

      SUNTRUST ROBINSON HUMPHREY’S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF TRUST ONE AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE OFFERED IN THE PROPOSED TRANSACTION TO THE SHAREHOLDERS OF TRUST ONE, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE WITH RESPECT TO MATTERS RELATING TO THE PROPOSED TRANSACTION. THE SUMMARY OF SUNTRUST ROBINSON HUMPHREY’S OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION WHICH IS ATTACHED AS APPENDIX “C”.

      The following is a summary of the analyses performed by SunTrust Robinson Humphrey in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of the analyses performed by SunTrust Robinson Humphrey in rendering its opinion to the Trust One board, but it does summarize all of the material analyses performed by SunTrust Robinson Humphrey.

Material and Information Considered with Respect to the Proposed Transaction

      In arriving at its opinion, SunTrust Robinson Humphrey:

•	reviewed the Agreement and Plan of Share Exchange and exhibits thereto;

•	reviewed and analyzed certain publicly available information concerning Trust One and Synovus which SunTrust Robinson Humphrey believed to be relevant to its inquiry;

•	reviewed and analyzed historical and projected financial information of Trust One furnished to SunTrust Robinson Humphrey by Trust One;

•	reviewed and analyzed a trading history of Synovus’ common stock from December 15, 1998 to December 15, 2003;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Trust One to publicly-traded companies which SunTrust Robinson Humphrey deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the publicly available financial terms of other recent transactions which SunTrust Robinson Humphrey deemed relevant;

•	conducted discussions with the management of Trust One concerning its business, operations, assets, present condition, future prospects and the potential benefits expected by the senior management of Trust One to result from a combination of the business of Synovus and Trust One; and

•	performed various other analyses and considered other factors as SunTrust Robinson Humphrey deemed appropriate.

      In rendering its opinion, SunTrust Robinson Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by SunTrust Robinson Humphrey in arriving at its opinion. With respect to the financial forecasts provided to or discussed with SunTrust Robinson Humphrey, SunTrust

Robinson Humphrey assumed, at the direction of the management of Trust One and without independent verification or investigation, that such forecasts had been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of Trust One as to the future financial performance of Trust One. In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of Trust One and did not make nor obtain any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of Trust One. SunTrust Robinson Humphrey also assumed the following:

•	that the proposed transaction would be consummated in accordance with the terms of the Agreement and Plan of Share Exchange;

•	that the proposed transaction will be treated as a tax-free reorganization for federal income tax purposes; and

•	that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on Trust One or Synovus, or on the expected benefits of the proposed transaction.

      SunTrust Robinson Humphrey’s opinion is necessarily based upon market, economic and other conditions as they may have existed and could be evaluated as of December 17, 2003. SunTrust Robinson Humphrey expressed no opinion as to the underlying valuation, future performance or long-term viability of Trust One or Synovus. SunTrust Robinson Humphrey does not have any obligation to update or revise its opinion.

      In connection with the preparation of its fairness opinion, SunTrust Robinson Humphrey performed financial and comparative analyses, the material portions of which are summarized below. The summary set forth below includes the financial analyses used by SunTrust Robinson Humphrey and deemed to be material, but does not purport to be a complete description of the analyses performed by SunTrust Robinson Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In addition, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole, and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create a misleading or incomplete view of the process underlying its analyses set forth in the opinion.

      In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to industry and economic conditions, many of which are beyond the control of Trust One or Synovus. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the price at which such companies may actually be sold, and such estimates are inherently subject to substantial uncertainty. No company, business or transaction used in such analyses as a comparison is identical to Trust One, Synovus, their respective businesses or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

      SunTrust Robinson Humphrey’s opinion and financial analyses were only one of many factors considered by Trust One’s board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of Trust One’s board of directors or management with respect to the proposed transaction or the consideration offered in the proposed transaction. The type and amount of consideration offered in the proposed transaction was determined through direct negotiation between Trust One and Synovus. The decision to enter into the proposed transaction was solely that of the Trust One board of directors.

      The following is a summary of the material financial analyses presented by SunTrust Robinson Humphrey to the Trust One board of directors in connection with its opinion.

Analysis of Selected Publicly-Traded Reference Companies

      Reference company analysis analyzes a company’s operating performance relative to a reference group of publicly-traded companies. Based on relative performance and outlook for a company, this analysis enables an implied unaffected market trading value to be determined. SunTrust Robinson Humphrey analyzed the financial and stock market information for the following selected publicly-traded bank holding companies with between $250 million and $750 million in assets located in or near cities in the states of Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia (the “Reference Companies”):

•	Alliance Bankshares Corporation

•	BancTrust Financial Group, Inc.
•	Cavalry Bancorp., Inc.
•	Community Bank of Northern Virginia
•	Fauquier Bankshares, Inc.
•	James Monroe Bancorp, Inc.
•	Middleburg Financial Corporation
•	Pinnacle Financial Partners, Inc.
•	Savannah Bancorp, Inc.
•	Southern Community Financial Corp.
•	Summit Bank Corporation
•	Summit Financial Corporation

      SunTrust Robinson Humphrey reviewed and analyzed, among other things, market price as a multiple of:

•	latest twelve months earnings per share (“EPS”);
•	projected 2003 and 2004 EPS;
•	book value per share;
•	tangible book value per share; and
•	assets per share.

      All multiples were based on closing stock prices as of December 15, 2003.

      The following table sets forth the multiples indicated by this analysis for the Reference Companies as of December 15, 2003:

	Average	Median

Reference Companies’ Market Price to:
Latest Twelve Months EPS	20.55x	20.52x
Projected 2003 EPS	19.64x	19.64x
Projected 2004 EPS	17.91x	17.91x
Book Value Per Share	2.55x	2.60x
Tangible Book Value Per Share	2.63x	2.61x
Assets Per Share	20.72%	20.32%

      SunTrust Robinson Humphrey then applied the median multiples resulting from the analysis above to the values for Trust One for the latest twelve months EPS, projected 2003 EPS, projected 2004 EPS, book value per share, tangible book value per share and assets per share as of November 30, 2003. This analysis yielded implied equity values per share for Trust One of approximately $41.10, $39.07, $44.02, $34.24, $34.34 and $35.52, respectively. These implied equity values per share were compared to the implied proposed transaction consideration of $42.86 per share, based on Synovus’ closing price on the New York Stock Exchange on December 15, 2003 of $27.95 per share.

      The table below sets forth the implied proposed transaction consideration of $42.86 as a multiple of the Trust One values used by SunTrust Robinson Humphrey in its analysis above.

	Trust One Value	Implied Transaction Multiple

Latest Twelve Months EPS	$2.00	21.40x
Projected 2003 EPS	$1.99	21.54x
Projected 2004 EPS	$2.46	17.44x
Book Value Per Share	$13.17	3.40x
Tangible Book Value Per Share	$13.17	3.40x
Assets Per Share	$174.79	26.13%

Analysis of Selected Merger and Acquisition Transactions

      Reference merger and acquisition transaction analysis provides a valuation range based upon consideration paid for selected bank holding companies in recent transactions. SunTrust Robinson Humphrey reviewed the financial terms, to the extent publicly available, of 15 proposed, pending or completed merger and acquisition transactions from January 1, 1999 to December 15, 2003, involving selected bank holding companies located in or near cities in the southeastern United States other than the state of Florida (the “Reference Transactions”). For the Reference Transactions, SunTrust Robinson Humphrey calculated various financial multiples based on publicly available information for each of the selected acquisition transactions.

      SunTrust Robinson Humphrey reviewed and analyzed, among other things, market price as a multiple of:

•	latest twelve months EPS;
•	book value per share;
•	tangible book value per share; and
•	assets per share.

      All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

      The average and median multiples indicated by this analysis are as follows:

	Average	Median

Market Price to:
Latest Twelve Months EPS	23.20x	23.13x
Book Value Per Share	2.53x	2.07x
Tangible Book Value Per Share	2.62x	2.07x
Assets Per Share	20.68%	18.20%

      SunTrust Robinson Humphrey then applied the median multiple resulting from the analysis above to the latest twelve months EPS, book value per share, tangible book value per share and assets per share for Trust One as of November 30, 2003. This analysis yielded implied equity values per share for Trust One of approximately $46.33, $27.26, $27.26 and $31.81, respectively. These implied equity values per share were compared to the implied proposed transaction consideration of $42.86 per share, based on Synovus’ closing price on the New York Stock Exchange on December 15, 2003 of $27.95 per share.

      The table below sets forth the implied proposed transaction consideration of $42.86 as a multiple of the Trust One values used by SunTrust Robinson Humphrey in its analysis above.

	Trust One Value	Implied Transaction Multiple

Latest Twelve Months EPS	$2.00	21.40x
Book Value Per Share	$13.17	3.40x
Tangible Book Value Per Share	$13.17	3.40x
Assets Per Share	$174.79	26.13%

Dividend Discount Analysis

      SunTrust Robinson Humphrey performed a dividend discount analysis to estimate a range of present values per share of Trust One common stock, assuming Trust One continued to operate as a stand-alone entity. SunTrust Robinson Humphrey discounted five years of estimated cash flows for Trust One, assuming a dividend rate sufficient to maintain an equity capital ratio (defined as common equity divided by total assets) of 7.00% and using a range of discount rates from 10% to 12%. In order to derive the terminal value of Trust One’s earnings stream beyond 2008, SunTrust Robinson Humphrey assumed an average earnings growth rate into perpetuity ranging from 3% to 5%. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Trust One common stock. This analysis and its underlying assumptions yielded a range of stand-alone values for Trust One common stock of approximately $27.62 (at a discount rate of 12% and a perpetual growth rate of 3%) to $48.80 (at a discount rate of 10% and a perpetual growth rate of 5%) per share, with an average value of $35.21 per share. These implied equity values per share were compared to the implied proposed transaction consideration of $42.86 per share, based on Synovus’ closing price on the New York Stock Exchange on December 15, 2003 of $27.95 per share. Estimated financial data for Trust One was based on internal estimates of the management of Trust One.

Information Concerning Trust One’s Financial Advisor

      SunTrust Robinson Humphrey is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Trust One retained SunTrust Robinson Humphrey because of its experience, expertise, reputation in the financial services industry and familiarity with Trust One and transactions similar to the proposed transaction. In the ordinary course of business, SunTrust Robinson Humphrey and its affiliates may actively trade or hold the securities and other instruments and obligations of Synovus for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

      SunTrust Robinson Humphrey is acting as financial advisor to Trust One in connection with the proposed transaction. Pursuant to an engagement letter dated July 1, 2003, Trust One agreed to pay SunTrust Robinson Humphrey for its services in connection with the proposed transaction a fee of 1.0% of the consideration payable to Trust One shareholders in the proposed transaction, payable upon consummation of the proposed transaction and based on the last closing price per share prior to the closing of the transaction. Based on Synovus’ closing price on the New York Stock Exchange on March 1, 2004 of $25.19 per share, the fee payable to SunTrust Robinson Humphrey under the preceding formula would equal approximately $1.0 million. Trust One has also agreed to reimburse SunTrust Robinson Humphrey for its out-of-pocket expenses incurred in connection with its engagement, and to indemnify SunTrust Robinson Humphrey against specified liabilities, including liabilities under federal securities laws incurred in connection with its engagement.

Conditions to the Transaction

      Each party’s obligation to effect the transaction is subject to the satisfaction or waiver of conditions which include, in addition to other closing conditions, the following:

•	approval of the share exchange agreement and the transactions contemplated by the share exchange agreement by the affirmative vote of the holders of a majority of the shares of Trust One common stock;

•	approval of the share exchange agreement and the transactions contemplated by the share exchange agreement by the Federal Reserve Board, the Georgia Department of Banking and Finance and the Tennessee Department of Financial Institutions, and the receipt of all other regulatory consents and approvals that are necessary to the consummation of the transactions contemplated by the share exchange agreement;

•	the satisfaction of all other statutory or regulatory requirements, including the requirements of the New York Stock Exchange or other self regulating organizations, which are necessary to the consummation of the transactions contemplated by the share exchange agreement;

•	no party shall be subject to any order, decree or injunction or any other action of a United States federal or state court or a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the share exchange agreement;

•	the registration statement of which this document forms a part will have become effective and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other regulatory authority; and

•	each party shall have received an opinion from Smith, Gambrell & Russell, LLP to the effect that the transaction will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      The obligation of Synovus to effect the transaction is subject to the satisfaction or waiver of conditions, which include, in addition to the other closing conditions, the following:

•	each of the representations, warranties and covenants of Trust One contained in the share exchange agreement will be true on, or complied with by, the effective date of the transaction in all material respects as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and Synovus will have received a certificate signed by the Chief Executive Officer of Trust One, dated the effective date, to such effect;

•	there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Trust One: (a) which, in the reasonable judgment of Synovus, would, or which may be foreseen to have, a material adverse effect upon Trust One or the consummation of the transactions contemplated by the share exchange agreement; (b) that challenges the validity or legality of the share exchange agreement or the consummation of the transactions contemplated by the share exchange agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the share exchange agreement or seeks damages in connection therewith;

•	Synovus will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Trust One which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in the share exchange agreement or which, in the reasonable judgment of Synovus, has or will have a material adverse effect on Trust One;

•	James P. Farrell will have entered into an employment agreement with Synovus;

•	on the effective date of the transaction, Trust One will have a CAMELS rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

•	on the effective date of the transaction, Trust One will have a non-performing assets ratio of not more than .75%, an annualized net charge off ratio of not more than .25% and an allowance for loan losses which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

•	the results of any regulatory exam of Trust One occurring between the date the share exchange agreement was signed and the closing date of the transaction shall be reasonably satisfactory to Synovus;

•	Trust One will have delivered to Synovus certain environmental reports;

•	Synovus shall have received an opinion from Powell, Goldstein, Frazer & Murphy, LLP, dated as of the effective date of the transaction, in a form reasonably satisfactory to Synovus.

•	the total number of shares of Trust One held by those shareholders electing to exercise their dissenters’ rights under Tennessee law amounts to no greater than five percent (5%) of the outstanding shares of Trust One; and

•	each of the directors and officers of Trust One will have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against Trust One other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer.

      The obligation of Trust One to effect the transaction is subject to the satisfaction or waiver of conditions, which include, in addition to other closing conditions, the following:

•	each of the representations, warranties and covenants of Synovus contained in the share exchange agreement will be true on, or complied with by, the effective date of the transaction in all material respects as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and Trust One will have received a certificate signed by the Chief Executive Officer of Synovus, dated the effective date, to such effect;

•	the listing for trading of the shares of Synovus common stock to be issued pursuant to the terms of the transaction agreement on the NYSE shall have been approved by the NYSE subject to official notice of issuance;

•	Synovus shall have adopted a resolution granting 10 votes per share with respect to the shares of Synovus common stock to be issued in the transaction;

•	there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Synovus: (a) which, in the reasonable judgment of Trust One, would, or which may be foreseen to have, a material adverse effect upon either Synovus or the consummation of the transactions contemplated by the share exchange agreement; (b) that challenges the validity or legality of the share exchange agreement or the consummation of the transactions contemplated by the share exchange agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the share exchange agreement or seeks damages in connection therewith;

•	Trust One will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Trust One, is materially at variance with one

•	or more of the warranties or representations set forth in the share exchange agreement or which, in the reasonable judgment of Trust One, has or will have a material adverse effect on Synovus;

•	Trust One shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that, among other opinions, the shares of Synovus common stock to be issued in the transaction are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights;

•	Trust One shall have received a letter from SunTrust Robinson Humphrey to the effect that, in the opinion of such firm, the per share cash consideration and the per share stock consideration is fair from a financial point of view to the holders of Trust One common stock; and

•	Synovus will not have issued any shares of stock with preferences superior to those of the Synovus common stock to be issued to the shareholders of Trust One in connection with the transaction.

No Solicitation

      In the share exchange agreement, Trust One has agreed that it will not solicit or encourage any inquiry or proposal relating to the disposition of its business or assets, or the acquisition of its voting securities, or the transaction of Trust One or any of its subsidiaries with any individual, corporation or other entity, or, subject to the fiduciary duties of the board of directors of Trust One, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal. Trust One has also agreed that it will promptly notify Synovus in the event it receives any inquiry or proposal relating to any such transaction. These provisions are intended to increase the likelihood that the transaction will be consummated in accordance with the terms of the share exchange agreement and may have the effect of discouraging persons who might now or prior to the effective date of the transaction be interested in acquiring all of or a significant interest in Trust One from considering or proposing such an acquisition.

Conduct of Business of Trust One Pending the Transaction

      The share exchange agreement provides that prior to the effective date of the transaction, Trust One and its subsidiaries will conduct business only in the ordinary course and will not, without the prior written consent of Synovus:

•	issue any options to purchase capital stock or issue any shares of capital stock, other than shares of Trust One common stock issued in connection with the exercise of currently outstanding options to purchase shares of Trust One common stock;

•	declare, set aside, or pay any dividend or distribution with respect to the capital stock of Trust One, except that Trust One may pay a quarterly cash dividend of $0.25 per share for each quarter in which its shareholders are not entitled to receive Synovus cash dividends;

•	directly or indirectly redeem, purchase or otherwise acquire any capital stock of Trust One or its subsidiaries;

•	effect a split or reclassification of the capital stock of Trust One or its subsidiaries or a recapitalization of Trust One or its subsidiaries;

•	amend the Articles of Incorporation or Bylaws of Trust One;

•	grant any increase in the salaries payable or to become payable by Trust One or its subsidiaries to any employee other than normal, annual salary increases to be made with regard to employees;

•	make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors, except to the extent such changes are required by applicable laws or regulations;

•	enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of Trust One or its subsidiaries or any “associate” of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, other than in the ordinary course of Trust One’s banking business;

•	incur or assume any liabilities, other than in the ordinary course of business;

•	dispose of any of its assets or properties, other than in the ordinary course of business; or

•	take any other action not in the ordinary course of business.

Regulatory Approvals

      Consummation of the transaction and the other transactions contemplated by the share exchange agreement is subject to, and conditioned upon, receipt of the approvals from the Federal Reserve Board, the Georgia Department of Banking and Finance and the Tennessee Department of Financial Institutions. Applications in connection with the transaction were filed with the foregoing regulatory agencies on or about February 13, 2004 and the transaction has been approved by such regulatory agencies.

      Synovus and Trust One are not aware of any governmental approvals or actions that are required in order to consummate the transaction except as described above. Should other approvals or actions be required, it is contemplated that Synovus and Trust One would seek the approval or action. There can be no assurance as to whether or when any other approval or action, if required, could be obtained.

Waiver and Amendment

      Before the effective date of the transaction, any provision of the share exchange agreement may be waived in writing by the party entitled to the benefits of such provision or by both parties, to the extent allowed by law. In addition, the share exchange agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between the parties after approval of their respective boards of directors.

Termination and Termination Fee

      The share exchange agreement may be terminated prior to the effective date either before or after its approval by the shareholders of Trust One. The share exchange agreement may be terminated by Synovus or Trust One:

•	by mutual consent of Synovus and Trust One;

•	if consummation of the transaction does not occur by reason of the failure of any of the conditions precedent set forth in the share exchange agreement unless the failure to meet the conditions precedent is due to a breach of the share exchange agreement by the terminating party; or

•	if the transaction is not consummated by June 30, 2004, unless the failure to consummate by such time is due to the breach of the share exchange agreement by the terminating party.

      If either party terminates the share exchange agreement due to the failure of the other party to satisfy its representations, warranties or covenants in the agreement, the terminating party will be entitled to a cash payment from the other party in the amount of the terminating party’s expenses related to the transaction, up to a maximum of $150,000. This amount, with respect to either Synovus or Trust One, is not deemed an exclusive remedy or liquidated damages, in the event of a termination of the share exchange agreement due to the failure of Synovus or Trust One, as the case may be, to satisfy any of its representations, warranties or covenants contained in the share exchange agreement.

Interests of Trust One’s Directors and Executive Officers in the Transaction

      Some members of the Trust One board of directors and management have interests in the transaction in addition to their interests generally as shareholders of Trust One. The Trust One board of directors was aware of these interests and considered them, in addition to other matters, in approving the share exchange agreement.

      Employment agreement. It is a condition to the transaction that James P. Farrell, Chairman, President and Chief Executive Officer of Trust One, enter into an employment agreement with Synovus before the effective date of the transaction. On December 17, 2003, Mr. Farrell entered into the employment agreement, effective on the date the transaction is completed with Synovus. The employment agreement provides for Mr. Farrell’s employment as the President of Trust One for a period of three years following the effective date of the transaction. Under the employment agreement, Synovus will pay Mr. Farrell base annual compensation of $215,000 and Mr. Farrell will be eligible to be chosen as a participant in, and eligible to receive a bonus under, Synovus’ incentive bonus plan. The employment agreement also provides Mr. Farrell with certain additional benefits, including payment of dinner club dues and reimbursement for travel expenses, along with other perquisites. Additionally, Synovus will pay Mr. Farrell an additional $70,000 per year during which Mr. Farrell is subject to the covenant not to compete contained in the employment agreement. As part of Mr. Farrell’s employment agreement, Synovus and Mr. Farrell have also agreed to enter into Synovus’ standard change of control agreement. The change of control agreement provides severance pay and continuation of certain benefits in the event of a change of control of Synovus. In order to receive benefits under the change of control agreement, the executive’s employment must be terminated involuntarily and without cause, whether actually or constructively, within one year following a change of control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a change of control.

      Directors’ and officers’ insurance and indemnity. Prior to the completion of the transaction, Trust One will purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by Trust One to provide for continued coverage of such insurance for a period of four years following the completion of the transaction with respect to matters occurring prior to the completion of the transaction. In addition, subject to certain conditions set forth in the share exchange agreement, for a period of four years after the effective date of the transaction Synovus has agreed to indemnify each person entitled to indemnification from Trust One and its subsidiaries against any liability arising out of actions or omissions occurring at or prior to the effective date of the transaction, including the transactions contemplated by the share exchange agreement, to the fullest extent permitted under Tennessee law and by the applicable articles of incorporation and bylaws as in effect on the date of the share exchange agreement, including provisions relating to advances of expenses incurred in the defense of any litigation.

      Trust One stock and options ownership. Trust One’s executive officers and members of its board of directors beneficially own in the aggregate approximately 24% of the outstanding shares of Trust One common stock. In addition, Trust One’s executive officers and members of Trust One’s board of directors hold options under Trust One’s stock option plan for an aggregate of 71,373 shares of Trust One common stock with exercise prices ranging from $12.00 to $22.54 per share. All options under the stock option plan will become exercisable immediately prior to the transaction.

Employee Benefits

      Synovus has agreed in the share exchange agreement that, following the effective date of the transaction, Synovus will provide to employees of Trust One employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, on terms and conditions that are substantially similar to those currently provided by Trust One and its subsidiaries. As soon as administratively and financially practicable following the effective date of the transaction, Synovus has agreed to provide generally to employees of Trust One and its subsidiaries employee benefits which are substantially similar to those provided by Synovus and its subsidiaries to their similarly situated employees.

Material United States Federal Income Tax Consequences of the Transaction

      The following is a summary description of the material anticipated federal income tax consequences of the transaction generally applicable to the shareholders of Trust One. This summary is not intended to be a complete description of all of the federal income tax consequences of the transaction. No information is provided with respect to the tax consequences of the transaction under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to specific categories of shareholders, including but not limited to corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the transaction) or are subject to the “golden parachute” provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the transaction); persons whose shares of Trust One stock are treated as “section 306 stock” under Section 306 of the Internal Revenue Code; persons who acquired shares of Trust One stock by exercising employee stock options or otherwise as compensation; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a “straddle” or “conversion” transaction. No ruling has been or will be requested from the IRS with respect to the tax effects of the transaction. The federal income tax laws are complex, and a shareholder’s individual circumstances may affect the tax consequences to the shareholder.

      Synovus and Trust One have received an opinion from Smith, Gambrell & Russell, LLP, which it will confirm as of the effective date of the transaction, to the effect that, for federal income tax purposes:

•	the transaction will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the exchange in the transaction of Trust One common stock solely for Synovus common stock pursuant to the terms of the transaction will not give rise to gain or loss to the shareholders of Trust One with respect to such exchange;

•	neither Trust One nor Synovus will recognize gain or loss as a consequence of the transaction; and

•	the federal income tax basis of the Synovus common stock for which shares of Trust One common stock are exchanged pursuant to the transaction will be the same as the basis of such shares of Trust One common stock exchanged therefor (including basis allocable to any fractional interest in any share of Synovus common stock), and the holding period of such Synovus common stock will include the holding period of the Trust One common stock exchanged therefor.

      The tax opinion was based upon customary assumptions and certain factual representations by the management of Synovus and Trust One.

      All shareholders of Trust One are urged to consult their own tax advisors as to the specific consequences to them of the transaction under federal, state, local and any other applicable income tax laws.

Accounting Treatment

      The transaction will be accounted for by Synovus as a purchase transaction in accordance with generally accepted accounting principles in the United States of America. One effect of such accounting treatment is that the earnings of Trust One will be combined with the earnings of Synovus only from and after the effective date of the transaction.

Expenses

      The share exchange agreement provides that Synovus and Trust One will each pay its own expenses in connection with the transaction and related transactions, including, but not limited to, the fees and expenses of its own investment bankers, legal counsel and accountants.

New York Stock Exchange Listing

      Synovus common stock is listed on the NYSE. The shares of Synovus common stock to be issued to the shareholders of Trust One in the transaction will be listed on the NYSE.

Resales of Synovus Common Stock

      The shares of Synovus common stock issued pursuant to the share exchange agreement will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Trust One for purposes of Rule 145 under the Securities Act as of the date of the Trust One special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the transaction except pursuant to an effective registration statement under the Securities Act covering the resale of such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Rule 145 imposes restrictions on the manner in which an affiliate may resell and the quantity of any resale of any of the shares of Synovus common stock received by the affiliate in the transaction. Persons who may be deemed to be affiliates of Trust One generally include individuals or entities that control, are controlled by or are under common control with Trust One and may include executive officers and directors of Trust One as well as principal shareholders of Trust One.

      Trust One has agreed in the share exchange agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of Trust One to enter into an agreement with Synovus providing that such person will not sell, pledge, transfer or otherwise dispose of shares of Trust One common stock owned by such person or Synovus common stock to be received by such person in the transaction except in compliance with Rule 145 or in a transaction exempt under the Securities Act. This prospectus does not cover resales of Synovus common stock following consummation of the transaction, and no person may make use of this prospectus in connection with any such resale.

DESCRIPTION OF STOCK AND EFFECT OF TRANSACTION ON RIGHTS OF
TRUST ONE SHAREHOLDERS

      If the transaction is completed, all holders of Trust One common stock and options will become holders of shares of Synovus common stock or holders of options for shares of Synovus common stock. The rights of a holder of Synovus common stock are similar in some respects and different in other respects from the rights of a holder of Trust One common stock. The rights of Trust One shareholders are currently governed by the Tennessee Business Corporation Act, the Tennessee Banking Act and the Articles of Incorporation and Bylaws of Trust One. The rights of Synovus shareholders are currently governed by the Georgia Business Corporation Code and the Articles of Incorporation and Bylaws of Synovus. The following discussion summarizes the material differences between the current rights of Trust One shareholders and the rights they will have as Synovus shareholders following the transaction.

      The following comparison of shareholders’ rights is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to shareholders and is subject to, in all respects, and is qualified by reference to the Tennessee Business Corporation Act, Trust One’s Articles of Incorporation and Bylaws, the Georgia Business Corporation Code and Synovus’ Articles of Incorporation and Bylaws.

	SYNOVUS		TRUST ONE

•	Ten votes for each share held, except in limited circumstances described below	•	One vote for each share held
•	No cumulative voting rights in the election of directors, meaning that the holders of a plurality of the shares elect the entire board of directors	•	Same as Synovus
•	Dividends may be paid from funds legally available, subject to contractual and regulatory restrictions	•	Same as Synovus
•	Right to participate pro rata in distribution of assets upon liquidation	•	Same as Synovus
•	No pre-emptive or other rights to subscribe for any additional shares or securities	•	Same as Synovus
•	No conversion rights	•	Same as Synovus
•	Directors serve staggered 3-year terms	•	Same as Synovus
•	Some corporate actions, including business combinations, require the affirmative action or vote of 66-2/3% of the votes entitled to be cast by the shareholders of all voting stock	•	Corporate actions, including business combinations, require the affirmative vote of a majority of the votes entitled to be cast at the meeting
•	No preferred stock is authorized	•	5,000,000 shares of preferred stock authorized but none outstanding
•	Common Stock Purchase Rights trade with shares as described below	•	No comparable provision

Synovus Common Stock

      Synovus is incorporated under the Georgia Business Corporation Code. Synovus is authorized to issue 600,000,000 shares of Synovus common stock, of which 302,090,128 shares were outstanding on December 31, 2003. Synovus has no preferred stock authorized. Synovus’ board of directors may at any time, without additional approval of the holders of Synovus common stock, issue authorized but unissued shares of Synovus common stock.

      As described below, Synovus’ Articles of Incorporation and bylaws presently contain several provisions which may make Synovus a less attractive target for an acquisition of control by an outsider who lacks the support of Synovus’ board of directors.

      Voting Rights; Anti-Takeover Effects; The Voting Amendment

      Under an amendment to Synovus’ Articles of Incorporation and bylaws which became effective on April 24, 1986, referred to in this document as the “voting amendment,” shareholders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock which:

•	has had the same beneficial owner since April 24, 1986;

•	was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ board of directors approving such issuance specifically reference and grant such rights, including shares of Synovus common stock to be issued to the former shareholders of Trust One upon consummation of the transaction;

•	was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ board of directors approving such issuance and/or transfer specifically reference and grant such rights;

•	has been beneficially owned continuously by the same shareholder for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted;

•	was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or

•	is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.

      Holders of shares of Synovus common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

      In connection with various meetings of Synovus’ shareholders, shareholders are required to submit to Synovus’ board of directors satisfactory proof necessary for it to determine whether such shareholders’ shares of Synovus common stock are ten-vote shares. If such information is not provided to Synovus’ board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

      As Synovus common stock is registered with the SEC and is listed on the NYSE, Synovus common stock is subject to the provisions of an NYSE rule, which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for listing on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a “grandfather” provision, under which Synovus’ voting amendment qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus’ management believes that all current shareholders of Synovus common stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the voting amendment and restoring the principle of one share/one vote.

      If the transaction is approved, present shareholders of Trust One common stock, as future shareholders of Synovus common stock, will, under the voting amendment described above, be entitled to ten votes per share for each share of Synovus common stock received by them on the effective date of the transaction. Each shareholder of Trust One may also acquire by purchase, stock dividend or otherwise, up to 1,139,063 additional shares of Synovus common stock which will also be entitled to ten votes per share. However, if a Trust One shareholder acquires by purchase, stock dividend or otherwise, more than 1,139,063 additional shares of Synovus common stock, he or she will be entitled to only receive one vote per share for each of the shares in excess of 1,139,063 shares until they have been held for four years.

      Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or upon liquidation. Synovus common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of Synovus common stock.

      The Rights Plan

      Synovus has adopted a shareholder rights plan under which holders of shares of Synovus common stock also hold rights to purchase securities that may be exercised upon the occurrence of “triggering events.” Shareholder rights plans such as Synovus’ plan are intended to encourage potential hostile acquirors to negotiate with the board of directors of the target corporation to avoid occurrence of the “triggering events” specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Synovus, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of Synovus’ shareholder rights plan are discussed below.

      On April 27, 1999, the board of directors of Synovus adopted a rights plan and authorized and declared a dividend of one common stock purchase right with respect to each outstanding share of Synovus common stock outstanding on May 4, 1999, and to each holder of common stock issued thereafter until the date the rights become exercisable or the expiration or earlier redemption of the rights. Each right entitles the registered holder to purchase from Synovus one share of common stock at a price of $225.00 per share, subject to adjustment, once rights become exercisable. The description and terms of the rights are set forth in the rights agreement between Synovus and Mellon Investor Services LLC, as the rights agent.

      Initially, the rights will attach to all certificates of outstanding shares of common stock, and no separate right certificates will be distributed. The rights will become exercisable and separate from the shares of common stock upon the earlier to occur of:

•	ten days after the date of a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common stock, such date being referred to in this document as the “stock acquisition date” and such person or group as an “acquiring person”; or

•	ten business days, or such later date as the board may determine, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming the beneficial owner of 15% or more of the outstanding common stock, the earlier of such date and the stock acquisition date being the “distribution date.”

      Shares of common stock beneficially owned by Synovus or any subsidiary of Synovus will not be considered outstanding for purposes of calculating the percentage ownership of any person.

      Each of the following persons will not be deemed to be an acquiring person even if they have acquired, or obtained the right to acquire beneficial ownership of 15% or more of the outstanding common stock:

•	Synovus, any subsidiary of Synovus, or any employee benefit plan of Synovus or of any subsidiary of Synovus;

•	any shareholder who is a descendant of D. Abbott Turner, any shareholder who is affiliated or associated with the Turner family and any person who would otherwise become an acquiring person as a result of the receipt of common stock or a beneficial interest in common stock from one or more members of the Turner family by way of gift, devise, descent or distribution, but not by way of sale, unless any such person, together with his affiliates and associates, becomes the beneficial owner of more than 30% of the outstanding shares of common stock;

•	any person who would otherwise become an acquiring person solely by virtue of a reduction in the number of outstanding shares of common stock unless and until such person becomes the beneficial owner of any additional shares of common stock; and

•	any person who as of May 4, 1999 was the beneficial owner of 15% or more of the outstanding common stock unless and until such person shall become the beneficial owner of any additional shares of common stock.

      Until the distribution date or earlier redemption or expiration of the rights:

•	the rights will be evidenced by the certificates for the common stock;

•	the rights will be transferred with, and only with, the shares of common stock;

•	new common stock certificates issued after the record date upon transfer or new issuance of shares of common stock will contain a notation incorporating the rights agreement by reference; and

•	the surrender for transfer of any certificates for shares of common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate.

      As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of common stock as of the close of business on the distribution date, and such separate right certificates alone will evidence the rights. The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 5, 2009, unless earlier redeemed by Synovus.

      If any person becomes an acquiring person, each holder of a right will thereafter have the “flip-in right” to receive, upon payment of the purchase price of the right, shares of common stock, or in some circumstances, cash, property or other securities of Synovus, having a value equal to two times the purchase price of the right. Notwithstanding the foregoing, all rights that are, or were, beneficially owned by an acquiring person or any affiliate or associate of an acquiring person will be null and void and not exercisable.

      If, at any time following the stock acquisition date: (1) Synovus is acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately before the consummation of the transaction are not the holders of all of the surviving corporation’s voting power, or (2) more than 30% of Synovus’ assets, cash flow or earning power is sold or transferred other than in the ordinary course of Synovus’ business, then each holder of a valid right shall thereafter have the “flip-over right” to receive, in lieu of shares of common stock and upon exercise and payment of the purchase price, common shares of the acquiring company having a value equal to two times the purchase price of the right. If a transaction would otherwise result in a holder’s having a flip-in as well as a flip-over right, then only the flip-over right will be exercisable. If a transaction results in a holder’s having a flip-over right after a transaction resulting in a holder’s having a flip-in right, a holder will have flip-over rights only to the extent such holder’s flip-in rights have not been exercised.

      The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (2) upon the grant to holders of the common stock of rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock, or (3) upon the distribution to holders of the common stock of evidences of indebtedness or assets, excluding dividends payable in common stock, or of subscription rights or warrants, other than those referred to above. However, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1%.

      The number of outstanding rights and the number of shares of common stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, before the distribution date.

      At any time after a person becomes an acquiring person and before the acquisition by a person of 50% or more of the outstanding common stock of Synovus, the board of directors may, at its option, issue common stock or common stock equivalents of Synovus in mandatory redemption of, or in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such acquiring person which would become null and void, at an exchange ratio of one share of common stock, or common stock equivalents equal to one share of common stock, per right, subject to adjustment.

      To the extent that, after the triggering of flip-in rights, insufficient shares of common stock are available for the exercise in full of the rights, holders of rights will receive upon exercise shares of common stock to the extent available and then cash, property or other securities of Synovus, in proportions determined by Synovus, so that the aggregate value received is equal to twice the purchase price.

      Synovus is not required to issue fractional shares of common stock. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current value of a share of common stock. Following the triggering of the flip-in rights, Synovus will not be required to issue fractional shares of common stock upon exercise of the rights. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current market value of a share of common stock.

      At any time before the distribution date, the board of directors of Synovus may redeem all, but not less than all, of the then outstanding rights at a price of $.001 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon the action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

      Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of Synovus, including, without limitation, the right to vote or to receive dividends.

      The issuance of the rights is not taxable to Synovus or to shareholders under presently existing federal income tax law, and will not change the way in which shareholders can presently trade Synovus’ shares of common stock. If the rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.

      Before the stock acquisition date, the rights agreement generally may be amended by Synovus without the consent of the holders of the rights or the common stock. On or after the stock acquisition date, Synovus may amend the rights agreement only to (1) cure any ambiguity, (2) correct or supplement any provision which may be defective or inconsistent with the other provisions of the rights agreement, or (3) change or supplement the rights agreement in any other manner which Synovus may deem necessary or desirable, provided that no amendment shall adversely affect the interests of the holders of rights, other than an acquiring person and its affiliates and associates.

      A copy of the rights agreement has been filed with the SEC as an exhibit to Synovus’ Registration Statement on Form 8-A with respect to the rights filed with the SEC. The Form 8-A and the rights agreement are incorporated by reference in this document, and reference is made to them for the complete terms of the rights agreement and the rights. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement. If the transaction is approved, rights will attach to Synovus common stock issued to the present shareholders of Trust One.

      Staggered Board of Directors; Supermajority Approvals

      Under Synovus’ Articles of Incorporation and bylaws, Synovus’ board of directors is divided into three classes of directors serving staggered three year terms, with the terms of each class of directors to expire each succeeding year. Also under Synovus’ Articles of Incorporation and bylaws, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of Synovus common stock is required to:

•	call a special meeting of Synovus shareholders;

•	fix, from time to time, the number of members of Synovus’ board of directors;

•	remove a member of Synovus’ board of directors;

•	approve any merger or consolidation of Synovus with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of Synovus’ assets to or with any other corporation, person or entity, with respect to which the approval of Synovus’ shareholders is required by the provisions of the corporate laws of the State of Georgia; and

•	alter, delete or rescind any provision of Synovus’ Articles of Incorporation.

      This allows directors to be removed only for cause by 66-2/3% of the votes entitled to be cast at a shareholders’ meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus’ staggered board of directors, especially when combined with the voting amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the board. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share under the voting amendment, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.

      Evaluation of Business Combinations

      Synovus’ Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus’ board of directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of the corporation or its subsidiaries are located, and any other factors the board of directors deems pertinent.

Trust One Common Stock

      The Articles of Incorporation of Trust One authorize the issuance of 10,000,000 shares of Trust One common stock and 5,000,000 shares of preferred stock. At December 31, 2003, there were 2,457,132 shares of Trust One common stock issued and outstanding, and no shares of preferred stock outstanding. The remaining authorized shares of Trust One common stock may be issued from time to time in such amounts as the shareholders determine. Each holder of Trust One common stock has one vote per share upon all matters voted upon by shareholders. Voting rights are noncumulative so that shareholders holding a majority of the outstanding shares of Trust One common stock are able to elect all members of the board of directors. All shares of Trust One common stock have no preemptive rights. Upon the liquidation, dissolution or winding up of Trust One, whether voluntary or involuntary, holders of Trust One common stock are entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets of Trust One available for distribution. All shares of Trust One common stock are entitled to share equally in such dividends as the board of directors may declare on the Trust One common stock from sources legally available therefor. Bank regulators have the authority to prohibit Trust One from paying dividends if they think the payment would be an unsafe and unsound banking practice.

      Required Shareholder Vote

      Under Trust One’s Articles of Incorporation and bylaws, Trust One’s board of directors is elected by the affirmative vote of a majority of shares represented at each annual meeting. There are no provisions requiring supermajority approval for any shareholder vote or action under Trust One’s Articles of Incorporation and bylaws. Therefore, provisions of Tennessee law relating to shareholder approval of a share exchange prescribe the shareholder vote required to approve the transaction. Tennessee law requires that Trust One shareholders approve the share exchange agreement adopted by the board of directors. The share exchange agreement must be approved by a majority of all the votes entitled to be cast on the share exchange agreement by all shares entitled to vote on the plan. All shares of Trust One are entitled to vote on the share exchange agreement.

      The preceding descriptive information concerning Synovus common stock and Trust One capital stock outlines certain provisions of Synovus’ Articles of Incorporation and bylaws, Trust One’s Articles of Incorporation and bylaws and certain statutes regulating the rights of holders of Synovus and Trust One capital stock. The information is not a complete description of those documents and statutes and is subject in all respects to provisions of the Articles of Incorporation and bylaws of Synovus, the Articles of Incorporation and bylaws of Trust One and the laws of the states of Georgia and Tennessee.

DISSENTERS’ RIGHTS

      Pursuant to Section 45-2-1309 of the Tennessee Banking Act and the provisions of Chapter 23 of Title 48 of the Tennessee Business Corporation Act (attached to this document as Appendix “B”), including Sections 48-23-102 and 48-23-202 thereof, any shareholder of record of Trust One common stock who objects to the transaction, and who fully complies with all the applicable provisions of Chapter 23 of Title 48, will be entitled to demand and receive payment in cash of an amount equal to the fair value of his or her shares of Trust One common stock if the transaction is consummated.

      Any Trust One shareholder desiring to receive payment of the fair value of his or her Trust One common stock in accordance with the requirements of Section 48-23-202:

•	must deliver to Trust One prior to the special meeting at which the vote will be taken on the transaction, or at the special meeting, but before the vote is taken, written notice of intent to demand payment for his or her Trust One shares if the transaction is effectuated; and

•	must not vote in favor of the transaction.

      A vote against the transaction by itself will not satisfy the notice requirements of Section 48-23-202.

      Within 10 days after the transaction was authorized by the shareholders or effectuated, whichever is the first to occur, Trust One must give written notice of the adoption of the share exchange agreement to each Trust One common shareholder who filed a notice of intent to demand payment for his or her shares and otherwise satisfied the requirements of § 48-23-202. Among other things, the notice must:

•	supply a form for demanding payment;

•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; and

•	set a date by which the corporation must receive the payment demand, which date must be between one (1) and two (2) months after delivery of the dissenters’ notice referenced in this paragraph.

      Within such time set forth in the dissenters’ notice, any Trust One shareholder sent a dissenter’s notice must:

•	file with Trust One a written demand for payment;

•	deposit the shareholder’s certificates in accordance with the terms of the dissenters’ notice; and

•	certify in writing whether the shareholder owned or controlled the Trust One shares before the date required to be set forth in the dissenters’ notice.

      Any shareholder who does not demand payment or deposit the shareholder’s share certificates as required is not entitled to payment for the shareholder’s shares and will be bound by the terms of the share exchange agreement. The notices referred to above should be sent to: Trust One Bank, Attn: Corporate Secretary, 1715 Aaron Brenner Drive, Memphis, Tennessee 38120.

      Upon filing of a demand for payment, a Trust One shareholder will thereafter be entitled only to payment of the fair value of his or her shares of Trust One common stock and will not be entitled to vote or exercise any of the rights of a shareholder. A demand for payment may not be withdrawn unless Trust One consents thereto.

      As soon as the transaction is effectuated, or upon receipt of a payment demand, whichever is later, Trust One shall pay each dissenter who filed a demand for payment the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest. Any such payment must be accompanied, among other things, by:

•	Trust One’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	A statement of Trust One’s estimate of the fair value of the shares; and

•	An explanation of how the interest was calculated.

      Within one (1) month of payment or offer of payment by Trust One, a dissenter may notify Trust One in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment already made by Trust One), or reject Trust One’s offer and demand payment of the fair value of the dissenter’s shares and interest due, if:

•	The dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

•	Trust One fails to make payment within two (2) months after the date set for demanding payment; or

•	Trust One, having failed to effectuate the transaction, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

      If a demand for payment pursuant to the previous paragraph remains unsettled, Trust One shall commence a proceeding in any court of competent jurisdiction in Shelby County, Tennessee within two (2) months after receiving such payment demand, and shall petition the court to determine the fair value of the shares and accrued interest. If Trust One does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      The foregoing does not purport to be a complete statement of the provisions of Tennessee law relating to statutory dissenters’ rights and is qualified in its entirety by reference to these provisions, the relevant portions of which are reproduced in full in Appendix “B” to this document.

DESCRIPTION OF SYNOVUS

Business

      The disclosures made in this document, together with the following information which is specifically incorporated by reference into this document, describe the business of Synovus:

1.	Synovus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (which incorporates certain portions of Synovus’ Proxy Statement, including the Financial Appendix thereto, for its Annual Meeting of Shareholders to be held on April 22, 2004).
2.	Synovus’ Current Report on Form 8-K dated January 21, 2004.

Management and Additional Information

      Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Synovus is incorporated by reference or set forth in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2003 which is incorporated into this document by reference. See “Where You Can Find More Information” on page 40. Shareholders desiring copies of such documents may contact Synovus at its address or phone number indicated under “Where You Can Find More Information.”

DESCRIPTION OF TRUST ONE

Market Area

      Trust One’s operations are based in Memphis, Tennessee and its primary market area consists of Shelby County and the surrounding area. Management of Trust One believes that its principal markets have been the expanding residential, commercial, small business and professional markets within its primary market area.

Lending Activities

      The primary source of income generated by Trust One is the interest earned from both its loan and investment portfolios. To develop business, Trust One relies to a great extent on the personalized approach of its directors and officers, who have extensive business and personal contacts in the community. Trust One has attempted to maintain diversification when considering lending opportunities, with particular emphasis on the borrower’s ability to generate cash flow sufficient to support its debt obligations and other cash-related expenses.

      Lending activities include commercial and consumer loans and loans for residential purposes. Commercial loans are directed towards businesses and include loans made to individual, partnership or corporate borrowers. Consumer loans include collateralized loans for the purchase of automobiles, boats, home improvement, and personal investments. Trust One provides personal and corporate credit cards issued by a correspondent bank, which assumes all liabilities relating to underwriting of the credit applicant. Trust One also originates a variety of residential real estate loans, including the origination of conventional mortgages collateralized by first mortgage loans to enable borrowers to purchase, refinance, or to improve homes or real property. In addition, such loans include those made to individual borrowers collateralized by first mortgage interests on unimproved parcels of real estate zoned for residential homes on which such borrowers intend to erect their personal residences. To a lesser extent, Trust One also has made land acquisition and development loans and construction loans to developers of residential properties for construction of residential subdivisions and multi-family residential projects.

      At December 31, 2003, Trust One’s net loan portfolio was $311.3 million, representing approximately 72% of total assets. As of such date, Trust One’s net loan portfolio consisted of 22% commercial loans, 59% real estate secured loans, excluding construction and land development loans, 4% real estate construction and land development loans and 4% installment or consumer loans.

Competition

      Trust One encounters strong competition both in attracting deposits and in the origination of loans. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as the availability of nationwide interstate banking has created a highly competitive environment for financial service providers in Trust One’s primary market area. In one or more aspects of its business, Trust One has competed with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries operating in its market area and elsewhere. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Trust One does not provide. In addition, many of Trust One’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally chartered and insured banks.

      Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits.

Employees

      As of January 1, 2004, Trust One employed 70 full-time equivalent employees. None of these employees is covered by a collective bargaining agreement and management believes that its employee relations are good.

Description of Property

      Trust One operates its main office and five additional branch locations in east Memphis, Germantown and Cordova, Tennessee. All of its branches have automated teller machine services and all of its branches except the main office contain drive-through facilities. In addition, Trust One has been approved to open a new branch location in west Collierville, Tennessee during the first half of 2004. Trust One is leasing each of the office locations.

      Set forth below is a summary of the approximate square footage of each location:

Trust One Branches	Square Footage

2105 S. Houston Levee Road[1]	2,700
7540 North Street	4,000
1760 International Place	3,400
1715 Aaron Brenner Drive	15,399
3100 Forest Hill-Irene	3,400
370 Grove Park	3,000
1010 N. Germantown Pkwy	2,500
Average	4,914

[1]New branch scheduled to open in 2004.

Legal Proceedings

      Trust One is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens or foreclose on loan defaults, claims involving the making and servicing of real property loans, and other issues incident to its business. Management is not aware of any proceeding threatened or pending against Trust One which, if determined adversely, would have a material adverse effect on its business or financial position.

Related Party Transactions

      Trust One has had various loan and other banking transactions in the ordinary course of business with the directors, executive officers, and principal shareholders of Trust One, or an associate of such person. All such transactions: (a) have been made in the ordinary course of business; (b) have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons; and (c) in the opinion of management do not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2003, the total dollar amount of extensions of credit to directors, executive officers and Trust One principal shareholders identified below, and any of their associates, excluding extensions of credit which were less than $60,000 to any one such person and their associates, were $9.2 million, which represented approximately 28% of total capital.

Principal Shareholders

      The following table sets forth, as of February 9, 2004, the stock ownership by each of Trust One’s directors and executive officers, by all directors and executive officers as a group, and by each owner of more than 5% of the outstanding shares of Trust One common stock.

Name	Shares Beneficially Owned(1)		Percentage of Class

Five Percent Shareholders

J. Fredric Farrell	178,008	(2)	7.2%
Larry L. Lambiotte, Sr.	157,722	(3)	6.3%

Directors and Executive Officers

Dale H. Bullen	21,508	(4)	*
Charles E. Bolton	13,867	(5)	*
David P. Edmundson	37,153	(6)	1.5%
James P. Farrell	313,202	(7)	12.3%
R. Michael Kiser	36,793	(8)	1.5%
Lewis K. McKee, Jr.	20,983	(9)	*
Lattimore M. Michael	22,479	(10)	*
Terry E. Pagliari	30,172	(11)	1.2%
Philip R. Zanone	68,676	(12)	2.8%
Frank R. Bloom	10,333	(13)	*
Charles E. Dickey, Jr.	99,334	(14)	3.9%

All Directors and Executive Officers, as a Group (11 Persons)	674,500	(15)	26.3%

*	Represents beneficial ownership of less than 1%.

(1)	The information contained in this table with respect to Trust One common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act. Information with respect to beneficial ownership is based upon information furnished by each owner. With respect to certain of the individual directors and executive officers listed in the table, the number of shares indicated includes shares of Trust One common stock that the individual has the right to acquire on or before April 9, 2004 through the exercise of options granted under the Incentive Plan and Non Qualified Plan.

(2)	Includes 178,008 shares held by Farrell Investments, LLC, of which Mr. Farrell is managing member.

(3)	Includes 157,722 shares held by Lambiotte Investments, LLC, of which Mr. Lambiotte is managing member.

(4)	Includes 3,000 shares issuable upon the exercise of stock options that may be exercised on or before April 9, 2004.

(5)	Includes 4,500 shares issuable upon the exercise of stock options that may be exercised on or before April 9, 2004.

(6)	Includes 24,477 shares held by Mid-South Marketing Profit Sharing Plan of which Mr. Edmundson is the beneficiary, and 4,500 shares issuable upon the exercise of stock options that may be exercised on or before April 9, 2004.

(7)	Includes 12,675 shares held by Mr. Farrell’s spouse, 1,500 shares held by Mr. Farrell’s minor children, 37,834 shares held by the Paul M. Farrell Residue Trust, of which Mr. Farrell is successor trustee, 4,000 shares held by the Paul M. Farrell Marital Trust, of which Mr. Farrell is successor trustee, 19,328 shares issuable upon the exercise of stock options held by Mr. Farrell, and 6,660 shares issuable upon the exercise of stock options held by Mr. Farrell’s spouse, with the options being exercisable in each case on or before April 9, 2004.

(8)	Includes 5,333 shares held by Kiser Floor Fashions, Inc., 3,128 shares held by the Kiser Floor Fashions, Inc. Retirement Plan Trust, of which Mr. Kiser is trustee, and 4,500 shares issuable upon the exercise of stock options that may be exercised on or before April 9, 2004.

(9)	Includes 1,000 shares held by Mr. McKee’s spouse, 500 shares held by Mr. McKee’s minor children, and 3,000 shares issuable upon the exercise of stock options that may be exercised on or before April 9, 2004.

(10)	Includes 4,500 shares issuable upon the exercise of stock options that may be exercised on or before April 9, 2004.

(11)	Includes 4,500 shares issuable upon the exercise of stock options that may be exercised on or before April 9, 2004.

(12)	Includes 49,872 shares held by S.W.I. Partnership, a family partnership of which Mr. Zanone’s spouse is a partner, and of which Mr. Zanone is designated in the partnership agreement as an investment advisor, and 3,000 shares issuable upon the exercise of stock options that may be exercised on or before April 9, 2004.

(13)	Includes 5,333 shares issuable upon the exercise of stock options that may be exercised on or before April 9, 2004.

(14)	Includes 25,412 shares held jointly with Mr. Dickey's spouse and 8,552 shares issuable upon the exercise of stock options that may be exercised on or before April 9, 2004.

(15)	Includes 71,373 shares issuable upon the exercise of stock options that may be exercised on or before April 9, 2004.

REGULATORY MATTERS

General

      Synovus is a registered bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 and by the Georgia Department of Banking and Finance under the bank holding company laws of the State of Georgia. Synovus became a financial holding company under the Gramm-Leach-Bliley Act of 1999 in April 2000. Financial holding companies may engage in a variety of activities, some of which are not permitted for other bank holding companies that are not financial holding companies. Synovus’ affiliate national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency and, secondarily, by the FDIC and the Federal Reserve Board. Synovus’ state-chartered banks are subject to primary federal regulation and examination by the FDIC and, in addition, are regulated and examined by their respective state banking departments. Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve, the state banking regulators, the OCC and the FDIC govern almost all aspects of the operations of the banks. Various federal and state bodies regulate and supervise Synovus’ non-banking subsidiaries including its brokerage, investment advisory, insurance agency and processing operations. These include, but are not limited to, the SEC, the National Association of Securities Dealers, Inc., federal and state banking regulators and various state regulators of insurance and brokerage activities.

Dividends

      Under the laws of the State of Georgia, Synovus, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in its Articles of Incorporation, and unless, after payment of the dividend, it would not be able to pay its debts when they become due in the normal course of its business or its total assets would be less than the sum of its total liabilities. Synovus is also subject to regulatory capital restrictions that limit the amount of cash dividends that it may pay. Additionally, Synovus is subject to contractual restrictions that limit the amount of cash dividends it may pay. Under the laws of the State of Tennessee, Trust One is subject to similar dividend restrictions.

      The primary sources of funds for Synovus’ payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. The primary source of funds for Trust One’s payment of dividends to its shareholders is the banking operations of Trust One. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus and Trust One may pay. Under the regulations of the Georgia Department of Banking and Finance, a Georgia bank must have approval of the Georgia Department of Banking and Finance to pay cash dividends if, at the time of such payment:

•	the ratio of Tier 1 capital to adjusted total assets is less than 6%;

•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profits for the previous calendar year; or

•	its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

      In general, the approval of the Alabama Banking Department, Florida Department of Financial Services and Tennessee Department of Financial Institutions is required if the total of all dividends declared by an Alabama, Florida or Tennessee bank, as the case may be, in any year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank’s retained net income for the current year plus retained net income for the preceding two years. Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank that is a member of the Federal Reserve System and sometimes referred to as a state member bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the proceeding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand.

      Some of Synovus’ banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of those limits in the future. If prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

      Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus’ objective is to pay out at least one-third of prior year’s earnings in cash dividends to its shareholders. Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus’ subsidiary banks could declare aggregate dividends to Synovus of approximately $224.4 million during 2004 without obtaining regulatory approval.

Capital Requirements

      Synovus and Trust One are required to comply with the capital adequacy standards established by the Federal Reserve Board and Synovus’ banking subsidiaries and Trust One must comply with similar capital adequacy standards established by the OCC and FDIC, as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve Board, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

      The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

      The minimum guideline for the ratio of total capital to risk-weighted assets, including certain off-balance-sheet items, such as standby letters of credit, is 8.0%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, referred to as Tier 1 capital. The remainder of total capital may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves, referred to as Tier 2 capital. The Federal Reserve Board also requires certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained under these provisions may consist of new Tier 3 capital consisting of certain short term subordinated debt. In addition, the Federal Reserve Board has issued a policy statement, under which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

      The Federal Reserve Board has also established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 capital to average total consolidated assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than-minimum capital ratios, if they have supervisory, financial, operational or managerial weaknesses, or if they are anticipating or experiencing significant growth. Synovus has not been advised by the Federal Reserve Board of any specific minimum leverage ratio applicable to it.

      At December 31, 2003, Synovus’ total risk-based capital ratio was 13.08%, its Tier 1 risk-based capital ratio was 10.45% and its Tier 1 leverage ratio was 10.09%. Assuming the transaction had been consummated on December 31, 2003, the total risk-based capital ratio of Synovus would have been 13.02%, its Tier 1 risk-based capital ratio would have been 10.43% and its Tier 1 leverage ratio would have been 10.02%. Each of these ratios exceeds the current requirements under the Federal Reserve Board’s capital guidelines.

      At December 31, 2003, Trust One’s total risk-based capital ratio was 10.75%, its Tier 1 risk-based capital ratio was 9.54% and its Tier 1 leverage ratio was 7.49%. Each of these ratios exceeds the current requirements under the capital guidelines of the FDIC and the Federal Reserve Board for banks.

      Each of Synovus’ banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of December 31, 2003.

      Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits and other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “Prompt Corrective Action” below.

Commitments to Subsidiary Banks

      Under the Federal Reserve Board’s policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent that policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of that bank.

      In the event of Synovus’ bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

Prompt Corrective Action

      The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories as described below. The federal banking regulators are also required to take mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

      Under the Federal Deposit Insurance Corporation Improvement Act, the Federal Reserve Board, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories:

•	Well Capitalized — an institution that has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%;

•	Adequately Capitalized — an institution that has a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%;

•	Undercapitalized — an institution that has a total risk-based capital ratio of under 8%, a Tier 1 risk-based capital ratio of under 4% or a Tier 1 leverage ratio of under 4%;

•	Significantly Undercapitalized — an institution that has a total risk-based capital ratio of under 6%, a Tier 1 risk-based capital ratio of under 3% or a Tier 1 leverage ratio of under 3%; and

•	Critically Undercapitalized — an institution whose tangible equity is not greater than 2% of total tangible assets.

      The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines (1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution’s classification within the five categories. Synovus’ management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the Federal Deposit Insurance Corporation Improvement Act regulations.

      The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

      Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Safety and Soundness Standards

      The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Corporation Improvement Act and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards under the Federal Deposit Insurance Corporation Improvement Act. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies have adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act. See “Prompt Corrective Action” above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Depositor Preference Statute

      Federal law provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

Gramm-Leach-Bliley Act

      On November 12, 1999, legislation was enacted which allows bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The legislation makes significant changes in United States banking law, principally by repealing restrictive provisions of the 1933 Glass-Steagall Act. The legislation specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The legislation does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. Synovus became a financial holding company in April 2000.

      In addition to the Gramm-Leach-Bliley Act, there have been a number of legislative and regulatory proposals that would have an impact on bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and if adopted, what their effect will be on Synovus.

LEGAL MATTERS

      The validity of the Synovus common stock to be issued in connection with the transaction will be passed upon by Kathleen Moates, Senior Vice President and Senior Deputy General Counsel of Synovus. Ms. Moates beneficially owns shares of Synovus common stock and options to purchase additional shares of Synovus common stock. As of the date of this document, the number of shares Ms. Moates owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Synovus common stock.

      Certain legal matters relating to the transaction are being passed upon for Synovus by the law firm of Smith, Gambrell & Russell, LLP, Atlanta, Georgia. Certain legal matters relating to the transaction are being passed upon for Trust One by the law firm of Powell, Goldstein, Frazer & Murphy, LLP.

EXPERTS

      The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to a change in the method of accounting for goodwill in 2002 and a change in the method of accounting for derivative instruments and hedging activities in 2001.

OTHER MATTERS

      Trust One’s board of directors does not know of any matters to be presented at the special meeting other than the proposal to approve the transaction. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.

SHAREHOLDER PROPOSALS

      Synovus’ 2004 annual meeting of shareholders will be held on April 22, 2004. Any shareholder satisfying the SEC requirements and wishing to submit a proposal to be included in the proxy statement for the 2004 annual meeting of shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must have received a proposal by November 15, 2003 to consider it for inclusion in the proxy statement for the 2004 annual meeting of shareholders.

      If the transaction is not consummated, Trust One will inform its shareholders of the date and time of the 2004 annual meeting of shareholders of Trust One.

WHERE YOU CAN FIND MORE INFORMATION

      Synovus files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Synovus files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE.

      Synovus filed a registration statement to register with the SEC the Synovus common stock to be issued to Trust One shareholders in the transaction. This document is a part of that registration statement and constitutes a prospectus of Synovus. As allowed by SEC rules, this document does not contain all the information you can find in Synovus’ registration statement or the exhibits to that registration statement.

      The SEC allows Synovus to “incorporate by reference” information into this document, which means that Synovus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

      This document incorporates by reference the documents set forth below that Synovus has previously filed with the SEC. These documents contain important information about Synovus and its business.

Synovus SEC Filings (File No. 1-10312)

(1)	Synovus’ Annual Report on Form 10-K for the year ended December 31, 2003;

(2)	Synovus’ Current Report on Form 8-K dated January 21, 2004;

(3)	the description of Synovus common stock contained in Synovus’ Registration Statement on Form 8-A filed with the SEC on August 21, 1989; and

(4)	the description of the shareholder rights plan of Synovus contained in Synovus’ Registration Statement on Form 8-A filed with the SEC on April 28, 1999.

      Synovus also incorporates by reference additional documents that may be filed with the SEC between the date of this document and the consummation of the transaction or termination of the share exchange agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      Synovus has supplied all information contained or incorporated by reference in this document relating to Synovus, and Trust One has supplied all information contained in this document relating to Trust One.

      You can obtain any of the documents incorporated by reference from Synovus, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from Synovus without charge, excluding all exhibits, except that if Synovus has specifically incorporated by reference an exhibit in this document, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Synovus at the following addresses:

Synovus Financial Corp.
901 Front Avenue, Suite 301
Columbus, Georgia 31901
Attn: G. Sanders Griffith, III
Senior Executive Vice President,
General Counsel & Secretary
Telephone: (706) 649-2267

      If you would like to request documents, please do so by Tuesday, May 11, 2004 to receive them before the Trust One special meeting.

      You should rely only on the information contained or incorporated by reference in this document. Synovus and Trust One have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 12, 2004. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to shareholders nor the issuance of Synovus common stock in the transaction creates any implication to the contrary.

FORWARD-LOOKING STATEMENTS

      Synovus and Trust One make forward-looking statements in this document, and Synovus makes such statements in its public documents, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described below. You should consider these risks when you vote on the transaction. These possible events or factors include the following:

•	our cost savings from the transaction are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

•	costs or difficulties relating to the integration of Trust One are greater than expected;

•	we lose more deposits, customers, or business than we expect;

•	competition in the banking industry increases significantly;

•	our integration costs are higher than we expect or our operating costs after the transaction are greater than we expect;

•	the transaction does not generate the synergies we expect;

•	technological changes and systems integration are harder to make or more expensive than we expect;

•	changes in the interest rate environment reduce our margins;

•	general economic or business conditions are worse than we expect;

•	legislative or regulatory changes occur which adversely affect our business;

•	changes occur in business conditions and inflation; and

•	changes occur in the securities markets.

      Management of each of Synovus and Trust One believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Synovus following completion of the transaction may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Synovus’ and Trust One’s ability to control or predict.

PRO FORMA FINANCIAL INFORMATION

      Pro forma financial information reflecting the acquisition of Trust One by Synovus is not presented in this document since the pro forma effect is not significant.

APPENDIX A

AGREEMENT AND PLAN OF SHARE EXCHANGE

      AGREEMENT AND PLAN OF SHARE EXCHANGE, dated as of the 17th day of December, 2003 (the “Plan” or the “Agreement”) by and between SYNOVUS FINANCIAL CORP. (“Synovus”) and TRUST ONE BANK (“Trust One”).

RECITALS:

      A.    Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of November 30, 2003, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share (“Synovus Common Stock”), of which 302,025,778 shares were outstanding on said date. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 40 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a “Subsidiary”) and other non-banking Subsidiaries as of the date hereof. Each Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

      B.    Trust One. Trust One has been duly incorporated and is an existing banking corporation in good standing under the laws of Tennessee, with its principal executive offices located in Memphis, Tennessee. As of November 30, 2003, Trust One had 10,000,000 authorized shares of common stock, par value $5.00 per share (“Trust One Common Stock”), of which 2,457,132 shares are outstanding as of the date hereof, and 5,000,000 authorized shares of preferred stock, no par value (“Trust One Preferred Stock”), of which no shares are outstanding as of the date hereof. All of the issued and outstanding shares of Trust One Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Trust One has one 50%-owned non-banking subsidiary, Trust One Insurance Services, LLC, a Tennessee limited liability company.

      C.    Rights, Etc. Neither Synovus nor Trust One has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock except, in the case of Synovus, as described in filings made with the Securities and Exchange Commission (“SEC”) and except, in the case of Trust One, as described in its audited financial statements for the year ended December 31, 2002 or in its unaudited financial statements for the period ended September 30, 2003, or except as otherwise disclosed in the Disclosure Schedules referred to in Article III below.

      D.    Board Approvals. The respective Boards of Directors of Synovus and Trust One have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of Trust One, the Board of Directors has unanimously voted to recommend to its shareholders that the Plan be approved.

      E.    Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries taken as a whole.

      F.    Material Adverse Effect. For the purposes of this Plan, the capitalized term “Material Adverse Effect” as used in relation to a person, means an adverse effect on the business, results of operations or financial condition of that person or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole, provided that “Material Adverse Effect” shall not include or be deemed to include: (1) the impact of changes which are made and become effective after the date of this Plan in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; or (2) changes which are made and become effective after the date of this Plan in generally accepted accounting principles applicable to banks and their holding companies.

      In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and Trust One each hereby adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

I. THE SHARE EXCHANGE

      (A)    Share Exchange. Subject to the terms and conditions of this Plan, on the Effective Date (as defined in Article VII) and in accordance with the applicable provisions of the Georgia Business Corporation Code (the “Georgia Act”) and the Tennessee Banking Act and the Tennessee Business Corporation Act (collectively, the “Tennessee Act”), Trust One shall become a wholly owned subsidiary of Synovus pursuant to a statutory share exchange (the “Share Exchange”) as provided in the Georgia Act and the Tennessee Act and as otherwise set forth in the Articles of Share Exchange to be filed with the Secretary of State of Georgia and the Department of State of Tennessee. The separate corporate existence of each of Synovus and Trust One shall continue following the Share Exchange. On the Effective Date, the articles of incorporation and bylaws of Trust One shall be the articles of incorporation and bylaws of Trust One in effect immediately prior to the Effective Date and the articles of incorporation and bylaws of Synovus shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date. The directors and officers of Trust One in office immediately prior to the Effective Date, together with such additional persons as may thereafter be elected, shall serve as the directors and officers of Trust One from and after the Effective Date in accordance with the bylaws of Trust One. The directors and officers of Synovus in office immediately prior to the Effective Date, together with such additional persons as may thereafter be elected, shall serve as the directors and officers of Synovus from and after the Effective Date in accordance with the bylaws of Synovus.

      (B)    Effect on Outstanding Shares. By virtue of the Share Exchange, automatically and without any action on the part of the holder thereof, each share of Trust One Common Stock issued and outstanding on the Effective Date, other than shares of Trust One Common Stock as to which dissenters’ rights have been duly and validly exercised in accordance with the Tennessee Act, shall be converted into and exchangeable for the right to receive 1.5332 shares of Synovus Common Stock (the “Per Share Exchange Ratio”).

      As of the Effective Date, each share of Trust One Common Stock held as treasury stock of Trust One shall be canceled, retired and cease to exist, and no payment shall be made in respect thereof.

      No fractional shares of Synovus Common Stock shall be issued in connection with the Share Exchange. Each holder of Trust One Common Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the NYSE on the last business day immediately preceding the Effective Date.

      Each holder of Trust One Common Stock will be entitled to ten (10) votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on December 17, 2003, in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation, dated April 24, 1986. Synovus shall provide Trust One with certified copies of such resolutions prior to the Effective Date.

      The shares of Synovus Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Share Exchange.

      If, between the date of this Agreement and the Effective Date, the outstanding shares of Synovus Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reorganization, reclassification, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in Synovus’ capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

      (C)    General Procedures. Certificates which represent shares of Trust One Common Stock that are outstanding on the Effective Date (each, a “Certificate”) and are converted into shares of Synovus Common Stock pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock into which such shares have been converted.

      As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of Trust One Common Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the Synovus Common Stock into which such shares of the Trust One Common Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in paragraph (B) of Article I and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of Trust One of shares of Trust One Common Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to Trust One, they shall be canceled and exchanged for the shares of Synovus Common Stock, deliverable in respect thereof as determined in accordance with the provisions of paragraph (B) of Article I and in accordance with the procedures set forth in this paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in paragraph (B) of Article I, to deliver to Synovus a bond, in such sum as Synovus may direct, as indemnity against any claim that may be made against the exchange agent, Synovus or Trust One with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

      After the Effective Date, holders of Trust One Common Stock (other than Synovus) shall cease to be, and shall have no rights as, shareholders of Trust One, other than to receive shares of Synovus Common Stock into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock. Until sixty (60) days after the Effective Date, former shareholders of record of Trust One shall be entitled to vote at any meeting of Synovus shareholders the number of shares of Synovus Common Stock into which their respective shares of Trust One Common Stock are converted, regardless of whether such holders have exchanged their certificates pursuant to the Plan.

      Notwithstanding the foregoing, neither Synovus nor Trust One nor any other person shall be liable to any former holder of shares of Trust One Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (D)    Options. On the Effective Date, each option granted by Trust One to purchase shares of Trust One Common Stock (each a “Trust One Stock Option”), whether vested or unvested, which is outstanding and unexercised immediately prior thereto, shall be assumed by Synovus and converted automatically into an option to purchase shares of Synovus Common Stock (each a “Synovus Stock Option”) in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

(1)	The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of Trust One Common Stock subject to the original option multiplied by the Per Share Exchange Ratio, provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(2)	The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of Trust One Common Stock under the original option divided by the Per Share Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

      The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

      Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase Trust One Common Stock of the assumption of such options by Synovus. Such notice will effect the revisions to the options, which shall be effective as of the Effective Date. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase Trust One Common Stock shall be granted. Synovus shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Synovus Common Stock for delivery upon exercise of the Synovus Stock Options. As soon as practicable after the Effective Date, Synovus shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Synovus Common Stock subject to any Synovus Stock Options held by persons who are or were directors, officers or employees of Trust One.

      (E)    Dissenting Shareholders. Any holder of shares of Trust One Common Stock who perfects such holder’s dissenters’ rights in accordance with the Tennessee Act shall be entitled to receive from Trust One the value of such shares in cash as determined pursuant to such provision of the Tennessee Act; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Tennessee Act and surrendered to Trust One the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Date a dissenting shareholder of Trust One fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, Synovus shall issue and deliver the consideration to which such holder of shares of Trust One Common Stock is entitled under paragraph (B) of this Article I (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Trust One Common Stock held by such holder.

II. ACTIONS PENDING SHARE EXCHANGE

      (A)    Trust One covenants to Synovus that Trust One shall conduct its business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than shares of Trust One Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of Trust One Common Stock; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of Trust One, except that Trust One may pay a quarterly cash dividend of $0.25 per share for each quarter in which its shareholders are not entitled to receive Synovus cash dividends; (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of Trust One; (4) effect a split or reclassification of the capital stock of Trust One or a recapitalization of Trust One or its Subsidiaries; (5) amend the articles of incorporation or bylaws of Trust One; (6) grant any increase in the salaries payable or to become payable by Trust One to any employee and other than normal, annual salary increases to be made with regard to the employees of Trust One; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of Trust One, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of Trust One or any “associate” of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), other than in the ordinary course of its business; (9) incur or assume any liabilities, other than in the ordinary course of their business; (10) dispose of any of its assets or properties, other than in the ordinary course of their business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and Trust One shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action not in the ordinary course of business; or (13) directly or indirectly agree to take any of the foregoing actions.

      (B)    Synovus covenants to Trust One that without the prior written consent of Trust One, which consent will not be unreasonably withheld, Synovus will not take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.

III. REPRESENTATIONS AND WARRANTIES

      Synovus hereby represents and warrants to Trust One, and Trust One represents and warrants to Synovus, that, except as previously disclosed in the Synovus and Trust One Disclosure Schedules of even date herewith delivered to the other party:

      (A)    the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V hereof;

      (B)    the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. §55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights of current or past shareholders;

      (C)    each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, either individually or in the aggregate, will not have a Material Adverse Effect) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

      (D)    the shares of capital stock of each of its Subsidiaries are owned by it (except for director’s qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer, except for such restrictions on transfer as may arise under applicable federal or state securities laws;

      (E)    subject, in the case of Trust One, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to receipt of all required shareholder approvals, filing of all required governmental filings and notices, receipt of all required regulatory approvals and compliance with all applicable securities and banking laws, is a legal, valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles including the remedies of specific performance or injunctive relief;

      (F)    subject to receipt of all required shareholder approvals, filing of all required governmental filings and notice, receipt of all required regulatory approvals and compliance with all applicable securities and banking laws, the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and the approval of the shareholders of Trust One, both of which are referred to in paragraph (A) of Article V and any consents and approvals the absence of which will not have a Material Adverse Effect;

      (G)    in the case of Synovus, since December 31, 2001, it has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the “SEC Reports”), each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;

      (H)    in the case of Trust One: (1) it has previously delivered to Synovus copies of the financial statements of Trust One as of and for each of the years ended December 31, 2001 and 2002, and for the period ended September 30, 2003, and Trust One shall deliver to Synovus, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter of Trust One, the additional financial statements of Trust One (including call reports of Trust One) as of and for each subsequent calendar quarter (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Trust One”); and (2) the Financial Statements of Trust One (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been and will be consistently applied during the periods involved, except as otherwise noted therein, and all the books and records of Trust One have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The Financial Statements of Trust One (including the related notes) fairly present or will fairly present the financial position of Trust One on a consolidated basis as of the respective dates thereof and fairly present or will fairly present the results of operations of Trust One on a consolidated basis for the respective periods therein set forth.

      (I)    it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2002 or disclosed in the notes thereto;

      (J)    there has not been the occurrence of one or more events, conditions, actions or statements of fact which have caused a Material Adverse Effect with respect to it since December 31, 2002;

      (K)    all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit, examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis;

      (L)    (1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

      (M)    neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

      (N)    all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover any of its or its Subsidiaries’ employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA (“Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a “multi-employer plan”, as defined in Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

      (O)    each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

      (P)    it knows of no reason why the regulatory approvals referred to in paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such paragraphs (A)(2) and (3) and it has taken no action or agreed to take any action that is reasonably likely to prevent the Share Exchange from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes;

      (Q)    in the case of Synovus, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2002 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q filed subsequent to December 31, 2002 and prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies, and in the case of Trust One, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2002 was, and its reserve for possible loan and lease losses as shown in its unaudited quarterly financial statements prepared for all quarters subsequent to December 31, 2002 and ending prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

      (R)    it and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it, no suspension or cancellation of any of them is threatened;

      (S)    in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;

      (T)    neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;

      (U)    other than services provided by SunTrust Capital Markets, Inc., which has been retained by Trust One and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

      (V)    the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of Trust One in the Share Exchange (the “Registration Statement”); or (2) the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with Trust One’s meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the “Proxy Statement”, and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

      (W)    for purposes of this Agreement, the following terms shall have the indicated meaning:

      “Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

      “Hazardous Substance” means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

      “Loan Portfolio Properties and Other Properties Owned” means those properties owned or operated by Synovus or Trust One as applicable, or any of their respective Subsidiaries.

      There are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it

or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or written requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its executive officers and the executive officers of its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which could not reasonably have, or result in, individually or in the aggregate, a Material Adverse Effect; and

      (X)    in the case of Trust One, all securities issued by it (or any other person), convertible into Trust One Common Stock shall, as a result and upon consummation of the Share Exchange be convertible only into Synovus Common Stock.

IV. COVENANTS

      Synovus hereby covenants to Trust One, and Trust One hereby covenants to Synovus, that:

      (A)    it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as practicable, including the filing of all necessary applications and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

      (B)    in the case of Trust One, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws; (3) recommend to its shareholders that they approve the Plan (unless it has been advised in writing that to do so would constitute a breach of fiduciary or legal duties of its Board of Directors); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

      (C)    it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

      (D)    Synovus will advise Trust One, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

      (E)    in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or “Blue Sky” permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

      (F)    subject to its disclosure obligations imposed by law or regulatory authority, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law;

      (G)    from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan;

      (H)    it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

      (I)    it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the

“Board of Governors”) in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the Tennessee Department of Financial Institutions (“Tennessee Department”), the Georgia Department of Banking and Finance (“Georgia Department”) and to such other regulatory agencies as required by law, and each party shall notify the other of any comments or communications received from any such regulators;

      (J)    it will use its best efforts to cause the Share Exchange to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

      (K)    Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and shall cause each such share to be entitled to ten (10) votes per share in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation dated April 24, 1986;

      (L)    following the Effective Date, Synovus shall continue to maintain, on behalf of the Trust One officers and employees, the Trust One employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, “Employee Benefits”), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Trust One. As soon as administratively and financially practicable following the Effective Date, Synovus shall permit Trust one to adopt for the benefit of its officers and employees Employee Benefits which, when taken as a whole, are substantially similar to those provided from time to time by Synovus and its Subsidiaries to their similarly situated officers and employees. With respect to Employee Benefits maintained by Synovus in which Trust One participates after the Effective Date, Synovus agrees: (1) to treat service by Trust One employees prior to the Effective Date as service with Synovus for eligibility and vesting purposes only; and (2) to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of Trust One upon the implementation of such Employee Benefits constituting “group health plans” within the meaning of Section 5000(b)(i) of the Code;

      (M)    in the case of Synovus, it shall promptly furnish Trust One with copies of all documents filed prior to the Effective Date with the SEC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Share Exchange and, in the case of Trust One, it will furnish to Synovus, promptly after the preparation and/or receipt by Trust One thereof, copies of its unaudited monthly financial statements, and all call reports of Trust One for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to Synovus, be treated for purposes of paragraph (H) of Article III hereof, as among the Financial Statements of Trust One;

      (N)    Trust One shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the Trust One shareholders’ meeting called to approve the Share Exchange, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Trust One Common Stock held by such “affiliate” except as contemplated by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Synovus Common Stock to be received by such “affiliate” in the Share Exchange, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The certificates of Synovus Common Stock issued to affiliates of Trust One will bear an appropriate legend reflecting the foregoing;

      (O)    it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

      (P)    in the case of Synovus, it shall take no action which would cause the shareholders of Trust One to recognize gain or loss as a result of the Share Exchange to the extent such shareholders would not otherwise recognize gain or loss as described in paragraph (A)(8) of Article V;

      (Q)    Trust One will, within thirty (30) days after the date hereof, engage a firm reasonably satisfactory to Synovus to conduct: (a) Phase I environmental site assessments (“Phase I’s”) of any real property currently owned by Trust One upon which Trust One is conducting a banking business, which assessments substantially shall meet the standards of ASTM E1527-00 and also shall include at a minimum a site history, on-site inspection, asbestos sampling of presumed asbestos containing material (as defined pursuant to Environmental Law) and soil tests if the Phase I’s recommend Phase II soil testing; and (b) a transaction screen that meets the standards of ASTM E 1528 for the property that Trust One leases, and in addition, Trust One agrees to conduct a Phase I assessment of the leased property if, in Synovus’ reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties accruing to Trust One or Trust One’s successor. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the Phase I’s and transaction screens reasonably satisfactory to Synovus is an express condition precedent to the consummation of the Share Exchange. Within fifteen (15) days after receipt of these reports, Synovus shall notify Trust One in writing whether or not, in the reasonable judgment of Synovus, any potential liabilities identified in such reports could reasonably be expected to have or result in a

Material Adverse Effect on Trust One. In the event that Synovus determines, in its reasonable judgment, any potential liabilities identified in such reports could reasonably be expected to have or result in a Material Adverse Effect on Trust One, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given Trust One good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

      (R)    Prior to the Effective Date, Trust One shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by Trust One to provide for continued coverage of such insurance for a period of four (4) years following the Effective Date with respect to matters occurring prior to the Effective Date;

      (S)    (1) In the case of Synovus, subject to the conditions set forth in paragraph (S)(2) below, for a period of four (4) years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from Trust One (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Tennessee law and by Trust One’s articles of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party;

           (2) Any Indemnified Party wishing to claim indemnification under paragraph (S)(1) above, upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this paragraph (S)(2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent, which consent will not unreasonably be withheld; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;

      (T)    prior to the Effective Date, Trust One will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law; and

      (U)    on or before December 31, 2003, Trust One shall take all action necessary to cause its subsidiary, Trust One Insurance Services, LLC, to be dissolved under the laws of Tennessee.

V. CONDITIONS TO CONSUMMATION

      (A)    The respective obligations of Synovus and of Trust One to effect the Share Exchange shall be subject to the satisfaction prior to the Effective Date of the following conditions:

           (1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Trust One in accordance with applicable law and Trust One shall have furnished to Synovus certified copies of resolutions duly adopted by Trust One’s shareholders evidencing the same;

           (2) the procurement by Synovus and Trust One of approval of the Plan and the transactions contemplated hereby by the Board of Governors, the Tennessee Department and the Georgia Department;

           (3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in paragraphs (A)(2) and (A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent which do not have a Material Adverse Effect) which would have such a Material Adverse Effect on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Share Exchange in the reasonable opinion of the Board of Directors of Synovus or Trust One;

           (4) the satisfaction of all other statutory or regulatory requirements, including the requirements of NYSE or other self regulating organizations, which are necessary to the consummation of the transactions contemplated by the Plan;

           (5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

           (6) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

           (7) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and “Blue Sky” permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

           (8) each party shall have received an opinion (“Tax Opinion”) from Smith, Gambrell & Russell, LLP (“SGR”), on or before the Effective Date, to the effect that for federal income tax purposes (a) the Share Exchange will be treated as a reorganization within the meaning of Section 368(a) of the Code, (b) the exchange in the Share Exchange of Trust One Common Stock for Synovus Common Stock will not give rise to gain or loss to the shareholders of Trust One with respect to such exchange (except to the extent of cash received in lieu of fractional shares), (c) neither Trust One nor Synovus will recognize gain or loss as a consequence of the Share Exchange except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, SGR shall be entitled to rely upon representations of officers of Trust One and Synovus reasonably satisfactory in form and substance to SGR; and

           (9) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chief Executive Officer and its Chief Financial Officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to SGR, in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in paragraph (A)(8) of this Article V.

      (B)    The obligation of Synovus to effect the Share Exchange shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

           (1) the representations and warranties of Trust One contained in this Agreement shall be true and correct in all material respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all material respects as of such date) and the covenants contained herein shall be complied with by the Effective Date; provided, however, if any such representation or warranty shall be subject to a qualification as to materiality, such qualified representation and warranty shall be true and correct in all respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date);

           (2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Trust One: (a) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect, or which may be foreseen to have a Material Adverse Effect on, either Trust One or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

           (3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Trust One which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on Trust One;

           (4) James P. Farrell shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Mr. Farrell which will become effective as of the Effective Date;

           (5) on the Effective Date, Trust One will have a CAMELS rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

           (6) on the Effective Date, Trust One will have a non-performing assets ratio (with such ratio to be determined as follows: nonaccrual and restructured loans plus other real estate divided by total loans net of unearned income plus other real estate) of not more than 0.75%, an annualized net charge off ratio (based on the six month period ending on the Effective Date) of not more than 0.25% and an allowance for loan losses which will be adequate in all material respects under generally accepted accounting principles and regulatory requirements applicable to banks. For purposes of this Article V(B)(6), the non-performing assets ratio and annualized net charge off ratio shall be calculated without taking into account any lending relationships with, or charge offs associated with, Robert C. Bates but only to the extent of the charge offs proposed under the caption “Additional Information” contained in the Trust One Disclosure Schedules;

           (7) Trust One shall have delivered to Synovus the environmental reports referenced in Article IV(Q);

           (8) the results of any regulatory exam of Trust One occurring between the date hereof and the Effective Date shall be reasonably satisfactory to Synovus;

           (9) each of the officers and directors of Trust One shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against Trust One other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer;

           (10) Synovus shall have received an opinion from Powell, Goldstein, Frazer & Murphy LLP, dated as of the Effective Date, in a form reasonably satisfactory to Synovus; and

           (11) holders of more than 5% of the shares of Trust One Common Stock shall not have validly exercised their dissenters’ rights in accordance with paragraph (E) of Article I of this Agreement and the provisions of the Tennessee Act.

      (C)    The obligation of Trust One to effect the Share Exchange shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

           (1) the representations and warranties of Synovus contained in this Agreement shall be true and correct in all material respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all material respects as of such date) and the covenants contained herein shall be complied with by the Effective Date; provided, however, if any such representation or warranty shall be subject to a qualification as to materiality, such qualified representation and warranty shall be true and correct in all respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date);

           (2) the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE, shall have been approved by the NYSE subject to official notice of issuance and the Board of Directors of Synovus shall have adopted a resolution granting 10 votes per share with respect to the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan;

           (3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of Trust One, would have a Material Adverse Effect on, or which may be foreseen to have a material Adverse Effect on, either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

           (4) Trust One shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Trust One, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Trust One, has or will have a Material Adverse Effect on Synovus or which has or may materially affect the value and preferences of the Synovus Common Stock;

           (5) Trust One shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and that the shares of Synovus

Common Stock to be issued in the Share Exchange are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders; and

           (6) Trust One shall have received from SunTrust Capital Markets, Inc. a letter to the effect that, in the opinion of such firm, the consideration to be received by the shareholders of Trust One is fair, from a financial point of view, to the holders of Trust One Common Stock.

           (7) Synovus shall not have issued any shares of stock with preferences superior to those of Synovus Common Stock to be issued to the shareholders of Trust One in connection with the Share Exchange.

VI. TERMINATION

      A.    The Plan may be terminated prior to the Effective Date, either before or after its approval by the shareholders of Trust One:

           (1) by the mutual consent of Synovus and Trust One, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

           (2) by Synovus or Trust One if consummation of the Share Exchange does not occur by reason of the failure of any of the conditions precedent set forth in Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate; and

           (3) by Synovus or Trust One if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Share Exchange is not consummated by June 30, 2004 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate.

      B.    In the event of the termination and abandonment of this Agreement pursuant to paragraph (A) of Article VI of this Agreement, this Agreement shall become void and have no effect, except as set forth in paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1) Trust One shall be entitled to a cash payment from Synovus for Trust One’s reasonable out-of-pocket expenses relating to the Share Exchange, in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; and (2) Synovus shall be entitled to a cash payment from Trust One for Synovus’ reasonable out-of-pocket expenses relating to the Share Exchange and for reimbursement of the fair market value of services provided by internal counsel and due diligence team members in connection with the Share Exchange in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Trust One to satisfy any of its representations, warranties or covenants set forth herein.

VII. EFFECTIVE DATE

      The “Effective Date” shall be the date on which the Share Exchange becomes effective as specified in the Articles of Share Exchange to be filed with the Secretary of State of Georgia and the Department of State of Tennessee.

VIII. OTHER MATTERS

      (A)    The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for paragraph (U) of Article III, and paragraph (N) of Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in paragraph (F) of Article IV, paragraph (B) of Article VI and paragraphs (E) and (F) of this Article shall survive such termination.

      (B)    Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefited by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

      (C)    This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

      (D)     The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia.

      (E)    Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

      (F)    Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

      (G)    All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, overnight courier or registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Synovus:
Mr. Thomas J. Prescott Chief Financial Officer Synovus Financial Corp. 901 Front Avenue, Suite 301 Columbus, Georgia 31901 Fax (706) 649-2342
With a copy to:
Ms. Kathleen Moates Senior Deputy General Counsel Synovus Financial Corp. 901 Front Avenue, Suite 202 Columbus, Georgia 31901 Fax (706) 644-1957
If to Trust One:
Mr. James P. Farrell President and Chief Executive Officer Trust One Bank 1715 Aaron Brenner Drive Memphis, Tennessee 38120 Fax (901) 759-3580
With a copy to:
Walter G. Moeling, IV, Esq. Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, NE, 16th Floor Atlanta, Georgia 30303 Fax (404) 572-6999

      (H)    All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

      (I)    The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

      (J)    This Plan may not be assigned by either party hereto without the written consent of the other party.

[Signature page follows]

      In witness whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/ Thomas J. Prescott

Title:	Executive Vice President and CFO

Attest:	/s/ Kathleen Moates

Title:	Assistant Secretary

TRUST ONE BANK

By:	/s/ James P. Farrell

Title:	President and Chief Executive Officer

Attest:

Title:

APPENDIX B

TENNESSEE CODE ANNOTATED
Copyright (c) 1955-2003 by The State of Tennessee
All rights reserved.

*** CURRENT THROUGH THE 2003 SESSION ***
*** ANNOTATIONS CURRENT THROUGH OCTOBER 17, 2003 ***

TITLE 48. CORPORATIONS AND ASSOCIATIONS
FOR-PROFIT BUSINESS CORPORATIONS
CHAPTER 23. DISSENTERS’ RIGHTS

48-23-101. Chapter definitions

      As used in this chapter, unless the context otherwise requires:

           (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

           (2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

           (3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

           (4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

           (5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

           (6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

           (7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Right to dissent

      (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

           (1) Consummation of a plan of merger to which the corporation is a party:

                  (A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

                  (B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

           (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

           (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

           (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

                  (A) Alters or abolishes a preferential right of the shares;

                  (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                  (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                  (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                  (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104; or

            (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103. Dissent by nominees and beneficial owners

      (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

      (b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

            (1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

            (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

48-23-201. Notice of dissenters’ rights

      (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

      (b) If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.

      (c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment

      (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:

            (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

            (2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.

      (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

48-23-203. Dissenters’ notice

      (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.

      (b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

            (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

            (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

            (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;

            (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

            (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

48-23-204. Duty to demand payment

      (a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.

      (b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

      (c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

      (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions

      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

      (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. Payment

      (a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

      (b) The payment must be accompanied by:

            (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

            (2) A statement of the corporation’s estimate of the fair value of the shares;

            (3) An explanation of how the interest was calculated;

            (4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

            (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

48-23-207. Failure to take action

      (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares

      (a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

      (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer

      (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

            (1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

            (2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

            (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

      (b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

48-23-301. Court action

      (a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (e) Each dissenter made a party to the proceeding is entitled to judgment:

            (1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

            (2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

48-23-302. Court costs and counsel fees

      (a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

      (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

            (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

            (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

APPENDIX C

[SunTrust Robinson Humphrey Letterhead]

December 18, 2003

Board of Directors
Trust One Bank
1715 Aaron Brenner Drive
Suite 120
Memphis, TN 38120

Gentlemen:

      We understand that Trust One Bank (the “Company”) is considering a proposed sale of the Company to Synovus Financial Corp. (“Synovus”) via the exchange of all of the Company’s shares and options for an aggregate of 3,930,000 shares of Synovus (the “Proposed Transaction”), which represents an exchange ratio of 1.5332 shares for each Company share and option outstanding as of the date of this opinion (the “Exchange Ratio”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Share Exchange, dated as of the 17th day of December, 2003, by and between the Company and Synovus (the “Agreement”).

      We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, of the consideration to be received by the shareholders of the Company in the Proposed Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and exhibits thereto; (2) certain publicly available information concerning the Company and Synovus which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (4) the trading history of Synovus’ common stock for the past five years; (5) a comparison of the historical financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; and (6) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition, future prospects and the potential benefits expected by the senior management of the Company to result from a combination of the businesses of Synovus and the Company and undertook such other studies, analyses and investigations as we deemed appropriate.

      We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement and that the Proposed Transaction will be treated as a tax-free reorganization for federal income tax purposes. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or on the

C-1

expected benefits of the Proposed Transaction. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services that is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company and Synovus in the ordinary course of business.

      Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the consideration to be received by the shareholders of the Company in the Proposed Transaction is fair from a financial point of view. This opinion is being rendered at the behest of the Board of Directors and is for the benefit of the Board of Directors in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction. This opinion may be referred to and may be reproduced in full in any filing made by the Company with the Securities and Exchange Commission in connection with the Proposed Transaction.

/s/  SUNTRUST CAPITAL MARKETS, INC.

C-2

APPENDIX D

[Letterhead of Smith, Gambrell & Russell, LLP]

March 12, 2004

Synovus Financial Corp
Suite 301, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901

Trust One Bank
1715 Aaron Bremmer Drive
Memphis, Tennessee 38120

Re: Agreement and Plan of Reorganization under which Trust One Bank will become a wholly-owned subsidiary of Synovus Financial Corp.

Ladies and Gentlemen:

      We have acted as special counsel to Synovus Financial Corp. (“Synovus”) in connection with the proposed share exchange (the “Reorganization”) in which the shareholders of Trust One Bank (“Trust One”) will exchange their shares of capital stock of Trust One for shares of voting common stock of Synovus. As a result of the Reorganization, Trust One will become a wholly-owned subsidiary of Synovus pursuant to the terms of and as described in that certain Agreement and Plan of Share Exchange (the “Share Exchange Agreement”) dated as of December 17, 2003 by and between Synovus and Trust One, as described in the Synovus Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 12, 2004. At your request, in connection with the filing by Synovus of the Registration Statement and the Proxy Statement-Prospectus of Trust One and Synovus (the “Proxy Statement-Prospectus”) included as part of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Reorganization. Unless otherwise indicated, all capitalized terms used in this opinion letter have the same meanings as given therefor in the Share Exchange Agreement.

      For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings and decisions as we have deemed necessary. With respect to factual matters, we have relied upon the Share Exchange Agreement, including, without limitation, the representations and warranties of the parties set forth therein, and upon certain statements and representations made to us in certificates of officers of Synovus and certificates of officers of Trust One, in each case without independent verification of the accuracy or completeness thereof. With the consent of Synovus and Trust One, we have relied on the accuracy and completeness of the statements and representations described in the preceding sentence, and have assumed that such statements and representations will also be complete and accurate as of the Effective Date. We have also assumed that any representation or statement made on which we have relied which is qualified “to the best of knowledge” of the party making such statement or representation, or which is otherwise similarly qualified, is correct and complete without such qualification. With respect to any matter as to which a person or entity making a representation or statement described in this paragraph has represented or stated that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement with respect to certain matters of fact, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.

      For purposes of this opinion, we have assumed that (1) the shares of Trust One stock constitute capital assets in the hands of each holder thereof, (2) the Share Exchange Agreement is enforceable against each of the parties thereto, and (3) the Reorganization will be consummated according to the Share Exchange Agreement.

      Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

      (1)    the Reorganization will be treated as a reorganization within the meaning of Section 368(a) of the Code;

      (2)    the exchange in the Reorganization of Trust One Common Stock solely for Synovus Common Stock will not give rise to gain or loss to the shareholders of Trust One with respect to such exchange (except to the extent of cash received in lieu of fractional shares);

      (3)    neither Trust One nor Synovus will recognize gain or loss as a consequence of the Reorganization; and

      (4)    the federal income tax basis of the Synovus common stock for which shares of Trust One common stock are exchanged pursuant to the transaction will be the same as the basis of such shares of Trust One common stock exchanged therefor (including basis allocable to any fractional interest in any share of Synovus common stock), and the holding period of such Synovus common stock will include the holding period of the Trust One common stock exchanged therefor.

      The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Reorganization became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

      No opinion is expressed with respect to any of the following:

            (i)  The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

            (ii) The state, local or foreign tax consequences of any aspect of the Reorganization; or

            (iii) The federal income tax consequences of any aspect of the Reorganization to holders of Trust One stock who are subject to special tax treatment for federal income tax purposes, as described in the Proxy Statement-Prospectus.

      We hereby consent to the use of our name under the captions “Material United States Federal Income Tax Consequences of the Transaction” and “Legal Matters” in the Proxy Statement-Prospectus and the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. The opinions expressed herein are given as of the date hereof and apply only to the Reorganization. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

By:	/s/ David W. Santi David W. Santi

D-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

      Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

      Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

      Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

      In accordance with Article VIII of the Company’s Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Company; (b) because he or she is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

      Pursuant to Article VIII of the Company’s Bylaws, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

      The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

      The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.

      The following is a list of exhibits that are included in Part II of the Registration Statement. Such exhibits are separately indexed elsewhere in the Registration Statement.

Description

2.1	Agreement and Plan of Share Exchange between Synovus Financial Corp. and Trust One Bank, dated as of December 17, 2003, is attached as Appendix “A” to the Proxy Statement/Prospectus included in this Registration Statement.

4.1	Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to Exhibit 4(a) of Synovus Financial Corp.’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926)

4.2	Bylaws, as amended, of Synovus Financial Corp., incorporated by reference to Exhibit 4.2 of Synovus Financial Corp.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 16, 2003 (File No. 333-102370)

4.3	Form of Rights Agreement incorporated by reference to Exhibit 4.1 of Synovus Financial Corp.’s Registration Statement on Form 8-A dated April 28, 1999 filed with the Securities and Exchange Commission on April 28, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

5*	Legal opinion of the Senior Deputy General Counsel of Synovus regarding the legality of the Synovus Common Stock being issued in the Transaction.

8	Tax opinion of Smith, Gambrell & Russell, LLP regarding the tax consequences of the Share Exchange to shareholders of Trust One Common Stock is attached as Appendix “D” to the Proxy Statement/Prospectus included in this Registration Statement.

23.1	The consent of KPMG LLP regarding Consolidated Financial Statements of Synovus Financial Corp. and Subsidiaries.

23.2	The consent of Smith, Gambrell & Russell, LLP regarding its tax opinion filed as Appendix “D” to the Proxy Statement/Prospectus included in this Registration Statement is contained in its opinion filed as Exhibit 8 to the Registration Statement.

23.3	The consent of the Senior Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to the Registration Statement.

23.4	The consent of SunTrust Robinson Humphrey regarding its opinion as to the fairness of the exchange ratio to be received by Trust One shareholders is filed as Appendix “C” to the Proxy Statement/Prospectus included in the Registration Statement.

24*	Powers of Attorney are contained on the signature pages of the Registration Statement.

Description

99.1	Form of Proxy of Trust One

99.2	Opinion of SunTrust Robinson Humphrey as to the fairness of the exchange ratio to be received by Trust One shareholders is attached as Appendix “C” to the Proxy Statement/Prospectus included in the Registration Statement.

      * Previously filed.

      The Registrant agrees to provide to the Commission, upon request, copies of instruments defining the rights of holders of long-term debt of the Registrant.

Item 22. Undertakings.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, Georgia, on the 12th day of April, 2004.

SYNOVUS FINANCIAL CORP.

By:	/s/ JAMES H. BLANCHARD James H. Blanchard Its Principal Officer

      Pursuant to the requirements of Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* James H. Blanchard	Chief Executive Officer and Director (Principal Executive Officer)	**

* James D. Yancey	Chairman of the Board	**

* Richard E. Anthony	President and Director	**

* Thomas J. Prescott	Executive Vice President (Principal Accounting and Financial Officer)	**

* Daniel P. Amos	Director	**

* Joe E. Beverly	Director	**

* Richard Y. Bradley	Director	**

Frank W. Brumley	Director

* C. Edward Floyd	Director	**

* Elizabeth W. Camp	Director	**

* Gardiner W. Garrard, Jr.	Director

T. Michael Goodrich	Director	**

* V. Nathaniel Hansford	Director	**

* John P. Illges, III	Director	**

Signatures	Title	Date

* Alfred W. Jones III	Director	**

* Mason H. Lampton	Director	**

* Elizabeth C. Ogie	Director	**

* H. Lynn Page	Director	**

* J. Neal Purcell	Director	**

* Melvin T. Stith	Director	**

* William B. Turner, Jr.	Director	**

** Dated: April 12, 2004

*/s/ JAMES H. BLANCHARD

By: James H. Blanchard, attorney-in-fact

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Share Exchange between Synovus Financial Corp. and Trust One Bank, dated as of December 18, 2003, is attached as Appendix “A” to the Proxy Statement/Prospectus included in this Registration Statement and incorporated herein by reference.

4.1	Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to Exhibit 4(a) of Synovus Financial Corp.’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926)

4.2	Bylaws, as amended, of Synovus Financial Corp., incorporated by reference to Exhibit 4.2 of Synovus Financial Corp.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 16, 2003 (File No. 333-102370)

4.3	Form of Rights Agreement incorporated by reference to Exhibit 4.1 of Synovus Financial Corp.’s Registration Statement on Form 8-A dated April 28, 1999 filed with the Securities and Exchange Commission on April 28, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

5*	Legal opinion of the Senior Deputy General Counsel of Synovus regarding the legality of the Synovus Common Stock being issued in the Transaction.

8	Tax opinion of Smith, Gambrell & Russell, LLP regarding the tax consequences of the Share Exchange to shareholders of Trust One Common Stock is attached as Appendix “D” to the Proxy Statement/Prospectus included in this Registration Statement.

23.1	The consent of KPMG LLP regarding Consolidated Financial Statements of Synovus Financial Corp. and Subsidiaries.

23.2	The consent of Smith, Gambrell & Russell, LLP regarding its tax opinion filed as Appendix “D” to the Proxy Statement/Prospectus included in this Registration Statement is contained in its opinion filed as Exhibit 8 to the Registration Statement.

23.3	The consent of the Senior Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to the Registration Statement.

23.4	The consent of SunTrust Robinson Humphrey regarding its opinion as to the fairness of the exchange ratio to be received by Trust One shareholders is contained in its opinion filed as Exhibit 99.2 to the Registration Statement.

24*	Powers of Attorney are contained on the signature pages of the Registration Statement.

99.1	Form of Proxy of Trust One

99.2	Opinion of SunTrust Robinson Humphrey as to the fairness of the exchange ratio to be received by Trust One shareholders is attached as Appendix “C” to the Proxy Statement/Prospectus included in the Registration Statement.

*  Previously filed.